                                                                 EXHIBIT 10.20




                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG


                      INTEGRATED DEVICE TECHNOLOGY, INC.,


                           PENGUIN ACQUISITION, INC.

                                      AND

                          QUALITY SEMICONDUCTOR, INC.


                                NOVEMBER 1, 1998

                               TABLE OF CONTENTS
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

                                                                            PAGE
                                                                            ----
ARTICLE 1  THE MERGER.....................................................     1
      1.1  The Merger.....................................................     1
      1.2  Effective Time of the Merger...................................     1
      1.3  Tax and Accounting Consequences................................     2

ARTICLE 2  THE SURVIVING CORPORATION......................................     2
      2.1  Articles of Incorporation......................................     2
      2.2  Bylaws.........................................................     2
      2.3  Directors and Officers of Surviving Corporation................     2

ARTICLE 3  CONVERSION OF SHARES...........................................     3
      3.1  Conversion of Shares...........................................     3
      3.2  Options and Warrants...........................................     3
      3.3  Exchange of Shares.............................................     3
      3.4  Dividends; Transfer Taxes......................................     4
      3.5  No Fractional Shares...........................................     5
      3.6  Closing of Company Transfer Books..............................     5
      3.7  Closing........................................................     5
      3.8  Supplementary Action...........................................     5
      3.9  Dissenting Shares..............................................     6
     3.10  Adjustments to Exchange Ratio..................................     6

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................     6
      4.1  Due Organization; Good Standing; Authority; Binding Nature of
           Agreements.....................................................     7
      4.2  Articles of Incorporation and Bylaws; Records..................     8
      4.3  Capitalization; Ownership of Stock; Solvency, Etc..............     8
      4.4  SEC Filings; Financial Statements..............................    10
      4.5  Absence of Changes.............................................    11
      4.6  Title to Assets; Equipment; Real Property, Leases; Inventory...    14
      4.7  Receivables; Major Customers...................................    15
      4.8  Accounts Payable; Major Suppliers..............................    16
      4.9  Proprietary Assets.............................................    16
     4.10  Contracts......................................................    17
     4.11  Compliance with Legal Requirements.............................    20
     4.12  Certain Business Practices.....................................    20
     4.13  Governmental Authorizations....................................    20
     4.14  Tax Matters....................................................    21
     4.15  Employees, ERISA and Other Compliance..........................    22
     4.16  Environmental Matters..........................................    25
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                                      ii
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                                                                               PAGE
                                                                               ----
     4.17  Sale of Products; Performance of Services.........................    26
     4.18  Insurance.........................................................    27
     4.19  Proceedings; Orders...............................................    27
     4.20  No Existing Discussions...........................................    28
     4.21  Vote Required.....................................................    28
     4.22  Non-Contravention; Consents.......................................    28
     4.23  Brokers...........................................................    30
     4.24  Full Disclosure...................................................    30
     4.25  Powers of Attorney................................................    30
     4.26  Securities Law Compliance.........................................    31
     4.27  Transactions with Affiliates......................................    31
     4.28  Voting Arrangements...............................................    31
     4.29  Ownership of Shares of IDT Common Stock...........................    31
     4.30  Opinion of Financial Advisors.....................................    31
     4.31  Shareholder Rights Plan...........................................    31
     4.32  Board Approval....................................................    32

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF IDT AND
           MERGER SUB........................................................    32
      5.1  Due Organization; Good Standing; Authority; Binding of Nature of
           Agreements........................................................    32
      5.2  Proceedings; Orders...............................................    32
      5.3  Non-Contravention; Consents.......................................    33
      5.4  Brokers...........................................................    33
      5.5  Full Disclosure; SEC Reports......................................    33
      5.6  Valid Issuance of IDT Common Stock................................    34
      5.7  Compliance with Laws..............................................    35
      5.8  Interim Operations of Sub.........................................    35
      5.9  Stockholders' Consent.............................................    35
     5.10  Absence of Certain Changes or Events..............................    35

ARTICLE 6  PRE-CLOSING PERIOD COVENANTS OF THE COMPANY.......................    35
      6.1  Access and Investigation..........................................    35
      6.2  Operation of Business.............................................    36
      6.3  Filings and Consents; Cooperation.................................    39
      6.4  Notification; Updates to Disclosure Schedule......................    39
      6.5  No Negotiation or Solicitation....................................    40
      6.6  Best Efforts......................................................    42
      6.7  Proprietary Information and Inventions Agreements.................    42
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                                       iii
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                                                                              PAGE
                                                                              ----
      6.8  Letters of the Company's Auditors................................    42
      6.9  Affiliates.......................................................    43
     6.10  Takeover Statutes................................................    43
     6.11  Bank Accounts....................................................    43
     6.12  Supplier Information.............................................    44
     6.13  Employee Information.............................................    44
     6.14  Insurance Information............................................    44
     6.15  Company Accruals and Reserves....................................    45
     6.16  Interim Review and Interim Financial Statements..................    45
     6.17  Pooling of Interests.............................................    45

ARTICLE 7  PRE-CLOSING PERIOD COVENANTS OF IDT..............................    46
      7.1  Notification.....................................................    46
      7.2  Best Efforts.....................................................    46
      7.3  Filings and Consents; Cooperation................................    46
      7.4  Indemnification..................................................    47
      7.5  Conduct of Business of IDT.......................................    48
      7.6  Blue Sky Laws....................................................    48
      7.7  Pooling of Interests.............................................    48

ARTICLE 8  ADDITIONAL AGREEMENTS............................................    49
      8.1  Proxy Statement and Prospectus...................................    49
      8.2  Company Shareholder Approval.....................................    49
      8.3  Nasdaq National Market...........................................    50
      8.4  Antitrust Laws...................................................    50
      8.5  Certain Employee Benefit Plan Matters............................    50
      8.6  Integration Matters..............................................    50
      8.7  Stock Options and Warrants; Purchase Plan; Rights Plan...........    51
      8.8  Expenses.........................................................    52
      8.9  Additional Agreements............................................    52
     8.10  Public Announcements.............................................    53
     8.11  Tax-Free Reorganization..........................................    53

ARTICLE 9  CONDITIONS TO CONSUMMATION OF THE MERGER.........................    53
      9.1  Conditions to Each Party's Obligation to Effect the Merger.......    53
      9.2  Additional Conditions to IDT's and Merger Sub's Obligation to
           Consummate the Merger............................................    54
      9.3  Additional Conditions to the Company's Obligation to Consummate
           the Merger.......................................................    58
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                                       iv
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                                                                             PAGE
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
ARTICLE 10  TERMINATION....................................................    59
      10.1  Termination....................................................    59
      10.2  Termination Procedures.........................................    61
      10.3  Effect of Termination..........................................    61
      10.4  Exclusivity of Termination Rights..............................    62

ARTICLE 11  MISCELLANEOUS PROVISIONS.......................................    62
      11.1  Further Assurances.............................................    62
      11.2  Fees and Expenses..............................................    63
      11.3  Attorneys' Fees................................................    63
      11.4  Notices........................................................    63
      11.5  Time of the Essence............................................    64
      11.6  Headings.......................................................    64
      11.7  Counterparts...................................................    64
      11.8  Governing Law; Venue...........................................    64
      11.9  Successors and Assigns.........................................    65
     11.10  Remedies Cumulative; Specific Performance......................    65
     11.11  Waiver.........................................................    66
     11.12  Amendments.....................................................    66
     11.13  Severability...................................................    66
     11.14  Parties in Interest............................................    66
     11.15  Entire Agreement...............................................    67
     11.16  No Survival....................................................    67
     11.17  Investigation..................................................    67
     11.18  Construction...................................................    67


                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 1998, by and among INTEGRATED DEVICE TECHNOLOGY, INC. ("IDT"), a Delaware corporation,
                                           ---
PENGUIN ACQUISITION, INC. ("Merger Sub"), a California corporation, and QUALITY
                            ----------
SEMICONDUCTOR, INC. (the "Company"), a California corporation.  Certain
                          -------
capitalized terms used in this Agreement are defined in Exhibit A.
                                                        ---------

     WHEREAS, the Boards of Directors of IDT, Merger Sub and the Company each have determined that the acquisition of the Company by IDT is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and
                                                                   ----

     WHEREAS, it is also intended by the parties hereto that the merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   ---------
                                  THE MERGER
                                  ----------

     1.1    The Merger.
            ----------

            Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation (the "Surviving Corporation"), and
                                                 ---------------------
the separate existence of Merger Sub shall thereupon cease (the "Merger").  The
                                                                 ------
Merger shall have the effects set forth in the applicable provisions of the California General Corporation Law (the "CGCL"). Without limiting the
                                         ----
generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the constituent corporations in the Merger.

     1.2    Effective Time of the Merger.
            ----------------------------

            The Merger shall become effective when a properly executed agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the
                -------------------
parties hereto and as required by the relevant provisions of the CGCL, is duly filed with the Secretary of State of the State of California, which filing shall be made in connection with the closing of the Transactions in accordance with Section 3.7 upon satisfaction or waiver of the conditions
                   -----------
set forth in Article 9.  When used in this Agreement, the term "Effective Time"
             ---------                                          --------------
shall mean the date and time at which such Agreement of Merger has been so filed or at such later time as is provided in the Agreement of Merger.

     1.3  Tax and Accounting Consequences.
          -------------------------------

          It is intended by the parties that (i) the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code and (iii) the Merger shall qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Release Numbers 130 and 135, as amended.

                                   ARTICLE 2
                                   ---------
                           THE SURVIVING CORPORATION
                           -------------------------

     2.1  Articles of Incorporation.
          -------------------------

          The Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the CGCL.

     2.2  Bylaws.
          ------

          The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the CGCL.

     2.3  Directors and Officers of Surviving Corporation.
          -----------------------------------------------

          (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.
          (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE 3
                                   ---------
                             CONVERSION OF SHARES
                             --------------------

     3.1  Conversion of Shares.
          --------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Common
Stock, $0.001 par value per share, of the Company ("Company Common Stock") that
                                                    --------------------
is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate (the "Certificate") formerly representing such share of Company Common Stock, 0.6875
 -----------
shares (the "Exchange Ratio") of the Common Stock, $0.001 par value per share,
             --------------
of IDT ("IDT Common Stock"); provided, however, that each share of Company
         ----------------    --------  -------
Common Stock that is held in the treasury of the Company, by any subsidiary of the Company, by IDT or by any subsidiary of IDT immediately prior to the Effective Time shall not be so converted but shall be canceled and retired, and no consideration shall be delivered in exchange therefor. Unless otherwise stated: (i) all references in this Agreement to Company Common Stock shall be deemed to include the associated preferred share purchase rights ("Rights")
                                                                   ------
issued pursuant to the Preferred Share Rights Agreement dated as of August 29, 1997 (the "Rights Agreement") between the Company and BankBoston, N.A.; and
           ----------------
(ii) all references in this Agreement to IDT Common Stock shall be deemed to include the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of February 27, 1992 between IDT and The First National Bank of Boston.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the Common Stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the Common Stock of the Surviving Corporation.

     3.2  Options and Warrants.
          --------------------

          At the Effective Time, all stock options and warrants to purchase Company Common Stock then outstanding will be assumed by IDT in accordance with
Section 8.7.
-----------

     3.3  Exchange of Shares.
          ------------------

          (a) Prior to the Effective Time, IDT shall select, and enter into an agreement (in form and substance reasonably satisfactory to the Company) with, a bank or trust company to act as exchange agent hereunder (the "Exchange Agent").
                                                               --------------
On the Closing Date, IDT shall deposit with the Exchange Agent the shares of IDT Common Stock required to be delivered hereunder in connection with the conversion of Company Common Stock at the Effective Time. After the Effective Time, each holder of shares of Company Common Stock (other than Dissenting Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more Certificates and a duly executed letter of transmittal as described below, certificates representing the number of whole shares of IDT Common Stock and cash in lieu of fractional shares into which such shares of Company Common Stock are converted in the Merger. The shares of IDT Common Stock into which the shares of Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IDT may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of IDT Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of IDT Common Stock and
(ii) a check representing the amount of cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article 3.
                                               ---------

          (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of IDT Common Stock and cash in lieu of fractional shares into which the shares of Company Common Stock represented by the Certificate are converted in the Merger in accordance with this Article 3. When
                                                                ---------
authorizing such issuance in exchange therefor, IDT and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give IDT and/or the Exchange Agent a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against IDT or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.4  Dividends; Transfer Taxes.
          -------------------------

          (a) No dividends that are declared on shares of IDT Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of IDT Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of IDT Common Stock shall be issued any dividends which shall have become payable with respect to such shares of IDT Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.

          (b) If any certificates for any shares of IDT Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of IDT Common Stock in a name other than that of the registered holder of the

Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (c) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of IDT Common Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.5  No Fractional Shares.
          --------------------

          Notwithstanding anything herein to the contrary, no fractional shares of IDT Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of IDT Common Stock, cash will be paid in respect of any fractional share of IDT Common Stock that would otherwise be issuable. The amount of such cash shall be the product of (i) such fraction of a share of IDT Common Stock (after aggregating all the shares of IDT Common Stock to be issued to a holder) multiplied by (ii) $6.4625.

     3.6  Closing of Company Transfer Books.
          ---------------------------------

          At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of IDT Common Stock and cash in lieu of fractional shares in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Company Common Stock to be exchanged for shares of IDT Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of the Company, except for the right to surrender such Certificates in exchange for shares of IDT Common Stock as provided hereunder or such dissenters' rights as are provided under applicable law.

     3.7  Closing.
          -------

          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto
--------
Square, Palo Alto, California 94306 at 9:00 a.m., local time, on the first business day (the "Closing Date") following the date on which the Company's
                   ------------
shareholders have given any requisite approvals of this Agreement and the Transactions in accordance with Legal Requirements; provided, however, that if
                                                    --------  -------
all of the other conditions set forth in Article 9 hereof are not satisfied or
                                         ---------
waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as IDT, Merger Sub and the Company shall agree.

     3.8  Supplementary Action.
          --------------------

          If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the

Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.9  Dissenting Shares.
          -----------------

          (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to
  -----------------
receive the consideration described in Section 3.1, but the holder of the
                                       -----------
Dissenting Shares shall only be entitled to such rights as are granted by the CGCL.

          (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the CGCL, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 3.1 upon surrender of the applicable
                               ------------
Certificate(s) as provided herein.

          (c) The Company shall give IDT (i) prompt written notice of any written demands for payment with respect to any shares of Company Common Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. The Company shall not, except with the prior written consent of IDT, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

     3.10  Adjustments to Exchange Ratio.
           -----------------------------

           The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into IDT Common Stock or Company Common Stock), reorganization, reclassification or other like change with respect to IDT Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

                                   ARTICLE 4
                                   ---------
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          Except as specifically set forth in the disclosure schedule provided by the Company simultaneously herewith (the "Disclosure Schedule"), the parts of
                                             -------------------
which are numbered to
correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to IDT and Merger Sub as follows:

     4.1  Due Organization; Good Standing; Authority; Binding Nature of
          -------------------------------------------------------------
          Agreements.
          ----------

          (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted prior to the Closing; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used prior to the Closing; (iii) to perform its obligations under all Company Contracts; and (iv) subject to shareholder approval of this Agreement and the Merger, to enter into and perform all of its obligations under the Transactional Agreements and to consummate the transactions contemplated by this Agreement and the other Transactional Agreements.

          (b) Neither the Company nor any of its subsidiaries has ever conducted directly or through any subsidiary any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

          (c) Each of the Company and its subsidiaries is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to qualify or be in good standing would not have a Material Adverse Effect on the Company. Section 4.1(c) of the
                                                         --------------
Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company or any of its subsidiaries have an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company or any of its subsidiaries are qualified to do business.

          (d) Section 4.1(d) of the Disclosure Schedule accurately sets forth
              --------------
(i) the names of the members of the Company's Board of Directors, (ii) the names and titles of the Company's officers and (iii) the names and members of the committees of the Company's Board of Directors.

          (e) Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

          (f) Except as indicated in Section 4.1(f) of the Disclosure Schedule,
                                     --------------
the Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. All of the Company's subsidiaries are wholly-owned by the Company. Each Entity in which the Company owns equity interests, indicated in Section 4.1(f) of the Disclosure Schedule, is a
                        --------------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The shares of capital stock owned by the Company in its subsidiaries or in any other Entity as indicated in Section
                                                                   -------
4.1(f) of the Disclosure Schedule have
------
been duly authorized and validly issued, are fully paid and non-assessable, and are owned beneficially and of record by the Company free and clear of any Encumbrances.

          (g) The execution, delivery and performance of the Transactional Agreements have been duly authorized by all necessary action on the part of Company, its officers, and its Board of Directors, subject to the approval of the shareholders of the Company.

          (h) The Transactional Agreements each constitute, or when executed will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to the approval of the shareholders of the Company.

     4.2  Articles of Incorporation and Bylaws; Records.
          ---------------------------------------------

          (a) The Company has delivered to IDT accurate and complete copies of:
(i) the Articles of Incorporation and Bylaws of the Company and its subsidiaries, including all amendments thereto; (ii) the stock records of the Company and its subsidiaries; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and its subsidiaries and the Boards of Directors of the Company and its subsidiaries. There have been no meetings or other proceedings of the shareholders of the Company and its subsidiaries or the Board of Directors of the Company and its subsidiaries that are not reflected in such minutes or other records.

          (b) There has not been any violation of any of the provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries or of any resolution adopted by the shareholders of the Company or any of its subsidiaries or the Boards of Directors of the Company or any of its subsidiaries, and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

          (c) The books of account, stock records, minute books and other records of the Company and its subsidiaries are accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company and its subsidiaries are in the actual possession and direct control of the Company or its subsidiaries.

     4.3  Capitalization; Ownership of Stock; Solvency, Etc.
          -------------------------------------------------

         As of the date of this Agreement:

          (a) The authorized capital stock of the Company consists of (i) one million (1,000,000) shares of Preferred Stock, $0.001 par value per share, and
(ii) thirty million (30,000,000) shares of Company Common Stock, $0.001 par value per share. As of November 1, 1998, (i) 7,502,690 shares of Company Common Stock (together with a like number of the associated Rights), (ii) no shares of Preferred Stock, (iii) options to purchase 1,600,919 shares of

Company Common Stock and (iv) warrants to purchase 50,000 shares of Company Common Stock have been issued and are outstanding. All of such Company Common Stock, warrants and options are owned of record by the shareholders, warrant holders and option holders specified in Section 4.3(a) of the Disclosure
                                        --------------
Schedule. On the Closing Date, the Company shall deliver to IDT a true and correct update of the information in this Section 4.3(a) as of the Closing Date
                                          --------------
(except that the list of shareholders will be dated within five business days of the Closing Date).

          (b) All of the shares of Company Common Stock currently outstanding
(i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

          (c) Other than as set forth in Section 4.3(a) above or in Section
                                         --------------             -------
4.3(a) of the Disclosure Schedule, there is no: (i) outstanding preemptive
------
right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from the Company or any of its subsidiaries or, to the Knowledge of the Company, affiliates any shares of the capital stock or other securities of the Company or any of its subsidiaries; (ii) outstanding security, instrument or obligation issued by the Company or any of its subsidiaries or controlled affiliates that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its subsidiaries; (iii) shareholders' rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company or any of its subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which the Company is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to ), any shares of Company Common Stock; or (v) to the Knowledge of the Company, condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its subsidiaries.

          (d) The Company and its subsidiaries have not repurchased, redeemed or otherwise reacquired (and, except as contemplated by this Agreement, has not agreed, committed or offered (in writing or otherwise) to reacquire) any shares of capital stock or other securities of the Company or any of its subsidiaries. There are no shares of Company Common Stock held in the Company treasury or held by any of the subsidiaries of the Company. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

          (e) As of November 1, 1998: (i) 1,600,919 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and currently outstanding under the Company's 1989 Stock Option Plan and 1995 Stock Option Plan (collectively, the "Option Plans"); (ii) 62,500 shares of Company
                                ------------
Common Stock are reserved for future issuance pursuant to stock options granted and currently outstanding under the Company's 1993 Directors' Stock Option Plan (the "Directors Plan"); and (iii) 16,738 shares of Company Common Stock are
      --------------
reserved for future issuance under the Company's 1993 Employee

Stock Purchase Plan (the "1993 Purchase Plan"). Stock options granted by the
                          ------------------
Company pursuant to the Option Plans and the Directors Plan are referred to in this Agreement as "Company Options."
                   ---------------

          (f) Section 4.3(f) of the Disclosure Schedule sets forth the following
              --------------
information with respect to each Company Option outstanding as of October 30, 1998: (i) the particular plan pursuant to which such Company Option was granted;
(ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested as of October 30, 1998; and (vii) the date on which such Company Option expires. The Company has delivered to IDT accurate and complete copies of all stock option plans pursuant to which the Company or any of its subsidiaries has ever granted stock options.

         (g) Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) result in the creation of any third party ownership interest in any of the Company's subsidiaries.

     4.4  SEC Filings; Financial Statements.
          ---------------------------------

          (a) The Company has delivered or made available to IDT accurate and complete copies of each report, registration statement and definitive proxy statement (excluding copies of exhibits) filed by the Company with the SEC since November 17, 1994 (the "Company SEC Filings"). As of the time it was filed
                        -------------------
with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements of the Company (including any related notes) contained in the Company SEC Filings: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

          (c) The Company has delivered to IDT an unaudited consolidated balance sheet of the Company and its subsidiaries as of September 27, 1998
(the "Unaudited Balance Sheet"), and the related unaudited consolidated income
      -----------------------
statement, statement of shareholders' equity and statement of cash flows of the Company for the 12 months then ended (collectively, the "Financial Statements").
                                                         --------------------
The Financial Statements referred to in this Section 4.4(c): (i) were prepared
                                             ---------------
in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in
Section 4.4(b) were prepared (except that the Financial Statements referred
--------------
to in this Section 4.4(c) may not contain footnotes); and (ii) fairly present
           --------------
the consolidated financial position of the Company and its subsidiaries as of September 27, 1998 and the consolidated results of operations and cash flows of the Company and its subsidiaries for the period covered thereby.

          (d) As of the date of this Agreement, the Company has no Liabilities in excess of $100,000 individually, or $250,000 in the aggregate, except for:
(i) Liabilities identified as such in the "liabilities" column of the Unaudited Balance Sheet; and (ii) Liabilities scheduled in Section 4.4(d) or 4.5(r) of the
                                                 ------------------------
Disclosure Schedule.


     4.5  Absence of Changes.
          ------------------

          Since the date of the Unaudited Balance Sheet:

          (a) there has not been any material adverse change in business, condition, assets, liabilities, operations, financial performance or results of operations of the Company or any of its subsidiaries, and no event has occurred that likely would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or results of operations of the Company and its subsidiaries;

          (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets (whether or not covered by insurance) of the Company or any of its subsidiaries; (c) neither the Company nor any of its subsidiaries has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than pursuant to existing agreements with Company employees at the original purchase price upon termination of such employee's employment with the Company;

          (d) neither the Company nor any of its subsidiaries has sold, issued, granted or authorized the issuance or grant of: (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options); (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Company Options and purchase rights under the Company's 1993 Purchase Plan); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) neither the Company nor any of its subsidiaries has (i) amended its Articles of Incorporation or Bylaws or (ii) effected or been a party to any transaction relating to an Acquisition Proposal, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) neither the Company nor any of its subsidiaries has (i) received any Acquisition Proposal, or (ii) solicited, initiated, encouraged or induced, or provided any nonpublic information to or entered into any discussions with any Person for the purpose of soliciting, initiating, encouraging or inducing, the making or submission of any Acquisition Proposal;

          (g) neither the Company nor any of its subsidiaries has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) neither the Company nor any of its subsidiaries has purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company or any of its subsidiaries in the Ordinary Course of Business;

          (i) neither the Company nor any of its subsidiaries has leased or licensed any asset from any other Person, except for assets leased or licensed in the Ordinary Course of Business;

          (j) neither the Company nor any of its subsidiaries has made any capital expenditures outside the Ordinary Course of Business, except for such capital expenditures as in the aggregate, measured by invoice amount, do not exceed $10,000 or were consented to by IDT in writing;

          (k) neither the Company nor any of its subsidiaries has sold or otherwise transferred, or has leased or licensed, any asset to any other Person, except for products sold by the Company or any of its subsidiaries from its inventory in the Ordinary Course of Business;

          (l) neither the Company nor any of its subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;

          (m) neither the Company nor any of its subsidiaries has pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except in the Ordinary Course of Business or except for the liens identified as permitted in Section 4.6(d);

          (n) neither the Company nor any of its subsidiaries has made any loan or advance to any other Person, including without limitation, any shareholder of the Company (other than normal employee travel advances in the Ordinary Course of Business);

          (o) neither the Company nor any of its subsidiaries has (i) established, amended or adopted any Company Benefit Arrangement or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than as required under agreements existing on the date hereof as disclosed in Section 4.5(o) of the Disclosure Schedule;
                --------------

          (p) neither the Company nor any of its subsidiaries has entered into any Contract, except in the Ordinary Course of Business; and no assets owned or used by the Company or any of its subsidiaries has become bound by any Contract, except in the Ordinary Course of Business;

          (q) no Contract by which the Company or any of its subsidiaries or any of the assets owned or used by the Company or any of its subsidiaries are or were bound, or under which the Company or any of its subsidiaries has or had any rights or interest, have been amended or terminated, other than in the Ordinary Course of Business and other than expirations in accordance with the terms of the Contracts;

          (r) there has been no borrowing or agreement to borrow by the Company or its subsidiaries or change in any guaranty, endorsement, indemnity, warranty or other obligation of the Company or any of its subsidiaries in respect of the obligations of others, or grant of a mortgage or security interest in any property of the Company or any of its subsidiaries (other than liens identified as permitted by Section 4.6(d)), and neither the Company nor any of its subsidiaries has incurred, assumed or otherwise become subject to any Liabilities in excess of $100,000 individually, or $250,000 in the aggregate, other than those set forth in Section 4.4(d) or 4.5(r) of the Disclosure
                              ------------------------
Schedule;

          (s) neither the Company nor any of its subsidiaries has discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Balance Sheet or have been incurred by the Company and its subsidiaries since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

          (t) neither the Company nor any of its subsidiaries has forgiven any material debt or otherwise released or waived any material right or claim;

          (u) neither the Company nor any of its subsidiaries has changed any of its methods of accounting or accounting practices in any respect (other than as may be required by GAAP);

          (v) neither the Company nor any of its subsidiaries has entered into any transaction or taken any other action outside the Ordinary Course of Business; and

          (w) neither the Company nor any of its subsidiaries has agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses (c) through (v) above.

     4.6  Title to Assets; Equipment; Real Property, Leases; Inventory.
          ------------------------------------------------------------

          (a) Each of the Company and its subsidiaries owns, and has good, valid and marketable title to, all assets it purports to own, including: (i) all assets reflected on the Unaudited Balance Sheet (except for inventory sold by the Company and its subsidiaries since the date thereof in the Ordinary Course of Business, and except for assets held under capitalized leases, which are identified in Section 4.6(a) of the Disclosure Schedule); (ii) all assets
              --------------
acquired by the Company and its subsidiaries since the date of the Unaudited Balance Sheet (except for inventory sold by the Company and its subsidiaries since the date of the Unaudited Balance Sheet in the Ordinary Course of Business); (iii) all assets referred to in Sections 4.6(b), 4.7 and 4.9 of the
                                          -----------------------------
Disclosure Schedule, except leased assets identified in Section 4.6(b) of the
                                                        --------------
Disclosure Schedule or licensed assets identified in Section 4.9 of the
                                                     -----------
Disclosure Schedule, and all of the Company's and its subsidiaries' rights under Company Contracts; and (iv) all other assets reflected in the books and records of the Company or any of its subsidiaries as being owned by the Company or any of its subsidiaries. Except as indicated in Section 4.6(a) of the Disclosure
                                            --------------
Schedule, all of said assets are owned by the Company or its subsidiaries free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent and except for mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business.

          (b) Section 4.6(b) of the Disclosure Schedule identifies all items of
              --------------
equipment, personal property and other tangible and intangible assets with an individual net book value that exceeds $10,000 owned by or leased to the Company and its subsidiaries and used by the Company or its subsidiaries in its businesses, other than ordinary office furniture and office supplies. The carrying value of the items identified on Section 4.6(b) of the Disclosure
                                          --------------
Schedule are not impaired, as defined by GAAP.

          (c) To the Knowledge of the Company, each asset identified in Section
                                                                        -------
4.6(b) of the Disclosure Schedule: (i) is in good condition and repair,
------
consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all material respects and is being operated and otherwise used in material compliance with all applicable Legal Requirements; and (iii) is adequate in all material respects for the uses to which it is being put.

          (d) Neither the Company nor any of its subsidiaries owns any real property or any interest in real property, except for the real property and leaseholds created under the real property leases identified in Section 4.6(d)
                                                                --------------
of the Disclosure Schedule (collectively, the "Premises"). Section 4.6(d) of the
                                               --------    --------------
Disclosure Schedule provides an accurate and complete description of the Premises and the facilities located on such Premises. The Company and its subsidiaries enjoy peaceful and undisturbed possession of such Premises. The Company has delivered to IDT complete copies of all agreements, including leases, related to the Company's ownership interests in the Premises. The Surviving Corporation will obtain a valid ownership or leasehold interests in the Premises, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except: (i) mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business; and (ii) liens for current taxes not yet due and payable.

          (e) [intentionally omitted.]

          (f) All leases pursuant to which the Company or any of its subsidiaries leases real or personal property are valid and effective in accordance with their respective terms and, to the Company's Knowledge, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

          (g) The Company's and its subsidiaries' Premises are in a condition adequate for the conduct of the Company's business in the Ordinary Course of Business. The Company and its subsidiaries own, or have a valid leasehold interest in or license to, all assets necessary for the conduct of its business as presently conducted.

         (h) Section 4.6(h) of the Disclosure Schedule identifies all items of
             --------------
equipment and other tangible assets owned by or leased to the Company and its subsidiaries and used at the location of SPIC Electronic and System Limited, a public Limited Company incorporated under the provisions of the Indian Companies Act ("SPEL"). SPEL has no ownership interest in such equipment and assets, and
      ----
the Company may, upon giving any prior notice that may be required under the terms of the SPEL Agreement, repatriate such equipment and assets to the United States without incurring any liability or obligation to SPEL or, to the Knowledge of the Company, any Entity or Government Body.

         (i) With respect to inventories listed on the Unaudited Balance Sheet, as of the date of the Unaudited Balance Sheet: (a) inventories are stated at lower of cost or market, cost being determined on the basis of FIFO and consistent with the prior year, and due provision was made to reduce all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values; (b) inventory quantities were determined from the Company's perpetual inventory records, which have been adjusted on the basis of physical counts taken by competent employees; (c) liabilities, if unpaid, for all items included in inventories are recorded, and all quantities billed to customers, are excluded from the inventory balances; (d) commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in loss; and (e) provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any commitment.

     4.7  Receivables; Major Customers.
          ----------------------------

          (a) Section 4.7 of the Disclosure Schedule provides an accurate and
              -----------
complete breakdown and aging of the accounts receivable and notes receivable of each customer of the Company and its subsidiaries and a list of all other receivables of the Company and its subsidiaries as of September 27, 1998, categorized by period of aging (30, 60, 90 or 120 or more days).

          (b) All existing accounts receivable of the Company and its subsidiaries (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected) represent valid obligations of ongoing customers of the Company and its subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business. The allowance for doubtful accounts set forth on the Unaudited Balance Sheet was estimated by the Company in accordance with GAAP applied on a basis consistent with its past practice and, to the Knowledge of the Company, provides a sufficient reserve for doubtful accounts.

          (c) Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), or received any other information, indicating that customers representing a material portion of the Company's and its subsidiaries' revenues may cease dealing with the Company or its subsidiaries or may otherwise reduce the volume of business transacted by such Person with the Company and its subsidiaries below historical levels.

          (d) The Company has provided to IDT a copy of each of the Company's standard forms of customer contract. Customers covered by contracts in forms other than such standard forms or with material deviations from such standard forms do not constitute a material portion of the Company's revenues. Neither the Company nor any of its subsidiaries has any oral contracts or agreements to provide services.

     4.8  Accounts Payable; Major Suppliers.
          ---------------------------------

          Section 4.8 of the Disclosure Schedule: (i) provides an accurate and
          -----------
complete breakdown and aging of the Company's accounts payable as of September 27, 1998; and (ii) provides an accurate and complete breakdown of the Company's long-term debt as of the date of this Agreement.

     4.9  Proprietary Assets.
          ------------------

          (a) Section 4.9 of the Disclosure Schedule sets forth each registered
              -----------
or material Proprietary Asset that is owned by or licensed to the Company or any of its subsidiaries or that is otherwise used in connection with the business of the Company or any of its subsidiaries.

          (b) The Company and its subsidiaries have taken all reasonable measures and precautions necessary or appropriate to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in
Section 4.9 of the Disclosure Schedule.
-----------

          (c) All current and former consultants of the Company or any of its subsidiaries involved in the development of Proprietary Assets have executed an employee or consultant proprietary information and inventions agreement substantially in the form attached as Exhibit C hereto. To the Knowledge
                                      ---------
of the Company, no current or former employee or consultant is in violation thereof. The Company does not believe it is or will be necessary to utilize in the conduct of its business as presently conducted any inventions, trade secrets or proprietary information of owned by any employee of Company or any of its subsidiaries.

          (d) Each of the Company and its subsidiaries has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company and its subsidiaries are not infringing and have not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company's Knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company or any of its subsidiaries.

          (e) There are no royalties, honoraria, fees or other payments payable by the Company or any of its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

          (f) The Proprietary Assets identified in Section 4.9 of the Disclosure
                                                   -----------
Schedule constitute all of the material Proprietary Assets necessary to enable each of the Company and its subsidiaries to conduct its business in the manner in which its business is currently being conducted, and each of the Company and any of its subsidiaries owns, or has the right to use, and to license others to use, all such Proprietary Assets. Such ownership or right to use, and ability to license others to use, are, or with respect to patents to the Company's Knowledge are, free and clear of, and without liability under, all claims and right of third parties.

         (g) The Company has not licensed the right to make, use or sell any of its products to any third party.

     4.10  Contracts.
           ---------

          (a) All Company Contracts material to the Company's business

("Material Contracts") are in writing.  The Company has delivered to IDT
--------------------
accurate and complete copies of all Material Contracts, including all amendments thereto. Section 4.10 of the Disclosure Schedule identifies each Company
         ------------
Contract that constitutes a Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a Material Contract:

                (i) any Contract providing for the employment of, or the performance of services by, any employee or consultant (to the extent such consultant may not be terminated without penalty on no more than 30 days' notice), and any Contract pursuant to which the Company or any of its subsidiaries is required to make any severance, termination or similar payment, relocation payment or any other payment (including any bonus payment, but excluding payments in respect of salary or commissions earned by employees of the Company or any of its subsidiaries in the Ordinary Course of Business and consistent with past practices) in excess of $25,000, to any current or former employee or director of the Company or any of its subsidiaries;

                (ii) any Contract relating to the acquisition, transfer, development, sharing, license (to or by the Company or any of its subsidiaries), use or other exploitation of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Company or any of its subsidiaries under any third party software license generally available to the public and (2) any Proprietary Asset is licensed by any of the Company to any Person on a non-exclusive basis);

                (iii) any Contract which provides for indemnification of any officer, director, employee or agent of the Company or any of its subsidiaries;

                (iv) any Contract imposing any restriction on the right or ability of the Company or any of its subsidiaries (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company or any of its subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                (vi) any Contract requiring that the Company or any of its subsidiaries give any notice or provide any information to any Person prior to accepting any Acquisition Proposal;

                (vii) any Contract (A) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, and (B) that has a term of more than 90 days and that may not be terminated by the Company or any of its subsidiaries (other than for breach of any such Contract and, in any event, without penalty) within 90 days after the delivery of a termination notice by the Company or any of its subsidiaries; and

                (viii) any Contract (not otherwise identified in clauses "(i)" through "(vii)" of this sentence) that is or would be material to any of the Company or any of its subsidiaries, to the business, condition, capitalization or operations of any of the Company or any of its subsidiaries or to any of the transactions contemplated by this Agreement.)

          (b) Each Material Contract is valid and in full force and effect, and is enforceable by the Company and its subsidiaries in accordance with its material terms. There is no Company Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations.

          (c) Neither the Company nor any of its subsidiaries is in default under any Material Contract, and to the Company's Knowledge: (i) no Person acting for the Company or any of its subsidiaries has violated or breached, or declared or committed any material default under, any Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any material remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) neither the Company nor any of its subsidiaries has waived any of its material rights under any Material Contract.

          (d) Neither the Company nor any of its subsidiaries has received any notice that any Person against which the Company or any of its subsidiaries have or may acquire any rights under any Material Contract is not solvent and is not able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Company or any of its subsidiaries that would result separately or in the aggregate in a Material Adverse Effect with respect to the Company.

          (e) (i) Neither the Company nor any of its subsidiaries has ever guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) neither the Company nor any of its subsidiaries has ever been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

          (f) To the Knowledge of the Company, the performance of the Company Contracts will not result in any misdemeanor or felony, or any material violation of or failure to comply in any material respect with any Legal Requirement.

          (g) No Person is currently materially renegotiating, nor has the contractual right to materially renegotiate, any amount paid or payable to the Company and its subsidiaries under any Material Contract or any other material term or provision of any Material Contract.

          (h) Schedule 4.10(h) of the Disclosure Schedule identifies and
              ----------------
provides an accurate and brief description, as of the date of this Agreement, of each proposed material Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company or any of its subsidiaries that would commit the Company or any of its subsidiaries to provide services and is outstanding and if entered would constitute a Material Contract.

          (i) No party to any Material Contract has notified the Company or any of its subsidiaries or made a claim to the effect that the Company or any of its subsidiaries has failed to perform any material obligation thereunder. In addition, to the Knowledge of the Company, there is no plan, intention or indication of any contracting party to any Material Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder in any material respect so as to adversely affect the benefits derived or expected to be derived therefrom by the Company or any of its subsidiaries.

          (j) Each of the Company and its subsidiaries has all material Company Contracts necessary to conduct its business in the manner in which it is being conducted or is proposed to be conducted prior to the Closing.

         (k) The Agreement for Processing of Diffused Silicon Wafers dated February 1, 1994 between the Company and SPEL (the "SPEL Agreement") is the only
                                                    --------------
agreement or understanding, oral or written, between the Company and SPEL, and such contract governs the entire relationship between such parties. Such contract's term expires on February 1, 1999, and the Company would not incur any liability to SPEL or, to the Knowledge of the Company, any other party in connection with the termination of such contract. To the Knowledge of the Company, there are no circumstances under which the Company has incurred or, provided the terms of the SPEL Agreement are complied with in all material respects, would incur any liabilities in connection with the SPEL Agreement (other than in connection with the payment for products by the Company pursuant to the terms of such agreement).

     4.11  Compliance With Legal Requirements.
           ----------------------------------

          (a) To the Knowledge of the Company, each of the Company and its subsidiaries is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

          (b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company or any of its subsidiaries of, or a failure on the part of the Company or any of its subsidiaries to comply in any material respect with, any Legal Requirement.

          (c) Neither the Company nor any of its subsidiaries has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its subsidiaries to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

     4.12 Certain Business Practices.
          --------------------------

          Neither the Company and any of its subsidiaries nor any director, officer, agent or employee of the Company or any of its subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

     4.13 Governmental Authorizations.
          ---------------------------

          (a) Each Governmental Authorization held by the Company that is necessary to the conduct of its business as presently conducted is valid and in full force and effect.

          (b) The Company and its subsidiaries have all Governmental Authorizations necessary: (i) to enable each of the Company and its subsidiaries to conduct its business in the manner in which its business is currently being conducted or is proposed to be conducted prior to the Closing; and (ii) to permit each of the Company and its subsidiaries to own and use its assets in the manner in which they are currently owned and used.

     4.14  Tax Matters.
           -----------

          (a) Each material Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company and its subsidiaries (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis, or the Company has established adequate reserves therefor (identified as such) in the Financial Statements. Any material Tax required to have been withheld or collected by the Company and its subsidiaries has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

          (b) All material Tax Returns of the Company and its subsidiaries (i) have been or will be filed when due, and (ii) have been, or will be when filed, prepared in material compliance with all applicable Legal Requirements. All material amounts (individually or in the aggregate) shown on Tax Returns of the Company and its subsidiaries to be due on or before the Closing Date, and all material amounts (individually or in the aggregate) otherwise payable in connection with the Tax Returns of the Company and its subsidiaries on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to IDT accurate and complete copies of Tax Returns of the Company and its subsidiaries filed by the Company or its subsidiaries, as the case may be.

          (c) The liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements, and the liability of the Company and its subsidiaries for unpaid Taxes for all periods or partial periods through the Closing Date will not exceed such accruals, adjusted for operations in the Ordinary Course of Business after the date of the Unaudited Balance Sheet.

          (d) Section 4.14(d) of the Disclosure Schedule accurately identifies
              ---------------
each examination or audit of any Tax Return of the Company and its subsidiaries that has been or is currently being conducted by any Governmental Body. The Company has delivered to IDT accurate and complete copies of all audit reports and similar documents relating to Tax Returns of the Company and its subsidiaries. No extension or waiver of the limitation period applicable to any of the Tax Returns of the Company and its subsidiaries has been granted (by the Company and its subsidiaries or any other Person) that is still in effect, and no such extension or waiver is currently being requested from the Company or its subsidiaries.

          (e) No claim or other Proceeding is pending or to the Company's Knowledge has been threatened against or with respect to the Company or any of its subsidiaries in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of proposed adjustment, notice of deficiency or similar document received by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither the Company nor any of its subsidiaries has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any of its subsidiaries that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
Section 162(m) of the Code.

          (g) Neither the Company nor any of its subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (h) Neither the Company nor any of its subsidiaries is liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company or its subsidiaries, either as a transferee or successor or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. Neither the Company nor any of its subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than any agreement to which the Company and one or more of such subsidiaries are the only parties).

          (i) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other Entity, arrangement or contract which could be treated as a partnership for United States federal income tax purposes. Neither the Company nor any of its subsidiaries has any ownership interest in any foreign entity which has elected under Treasury Regulation Section 301.7701-3 to be disregarded as an entity separate from its owner.

     4.15 Employees, ERISA and Other Compliance.
           -------------------------------------

          (a) To the Knowledge of the Company, each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. The Company and its subsidiaries do not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law, except where the failure to be so classified, in the aggregate, results in actual or potential liability to the Company of no more than $100,000.

          (b) Neither the Company nor any of its subsidiaries: (i) now is, nor has ever been, subject to a union organizing effort; (ii) is subject to any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization; or (iv) has any current labor disputes that would materially impair the operations of the Company's business. The Company and its subsidiaries generally have good labor relations, and the Company has no Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will adversely impact such labor relations in a material manner. As of the date of this Agreement, the Company has no Knowledge that any of its or any of its subsidiaries' key employees intends to leave his or her employ. There are no controversies pending or, to the Knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries (on the one hand) and any of its employees (on the other hand) that would be reasonably likely to result in the Company incurring any material liability. All of the employees of the Company and its subsidiaries employed in the United States of America are legally permitted to be employed by the Company or any of its subsidiaries in the United States of America.

          (c) Neither the Company nor any of its subsidiaries has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), constituted, a
                                          -----
"multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of the Company or any of its subsidiaries is subject to Title IV of ERISA.

          (d) Section 4.15(d) to the Disclosure Schedule lists each employment,
              ---------------
severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by the Company or any of its subsidiaries and covers any employee or former employee of the Company or any of its subsidiaries. Such contracts, plans and arrangements as are described in this Section 4.15(d) are hereinafter
                                                ---------------
collectively referred to as "Company Benefit Arrangements."  To the Knowledge
                             -----------------------------
of the Company, each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement, and each such Company Benefit Arrangement that is an

"employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letter(s), if any, have been delivered to IDT and its counsel). The Company has delivered to IDT or its counsel a complete and correct copy and description of each Company Benefit Arrangement. The Company has timely filed and delivered to IDT and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA. To the Knowledge of the Company, the Company has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. All contributions due from the Company or any of its subsidiaries as of the date of the Unaudited Balance Sheet with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Unaudited Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date other than amounts consistent with the amounts paid or accrued in the periods reflected on the Unaudited Balance Sheet. All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined.

          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the Company's fiscal year ended September 27, 1998.

          (f) To the Knowledge of the Company, the group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the
                                         -----
Company Benefit Arrangements, covered employees, or qualified beneficiaries.

          (g) No benefit payable or which may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the other Transactional Agreements will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Except as set forth on Section 4.15(g) of the Disclosure Schedule, the Company is not a
             ---------------
party to any: (i) agreement with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Transactional Agreements, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Transactional Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Transactional Agreements.

          (h) To the Company's Knowledge, no employee, consultant or independent contractor of the Company or its subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, noncompetition agreement or any other contract or agreement with, or obligation to, any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, the Company or such subsidiary or using trade secrets or proprietary information of others; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company or any of its subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Proprietary Assets) in such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's Knowledge, the employment of any employee of the Company or any subsidiary of the Company does not subject the Company or any such subsidiary to any liability to any third party.

          (i) There are no material pending claims against the Company or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability benefits.

     4.16 Environmental Matters.
          ---------------------

          Each of the Company and its subsidiaries is and, to the Knowledge of the Company, has been at all times in compliance in all material respects with all Environmental Laws. Each of the Company and its subsidiaries has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business and material to the operation of such business, and is not and has not been in material violation of any of the terms and conditions of any of its permits. Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is not in compliance with any Environmental Law. Neither the Company nor any of its subsidiaries has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Premises occupied or controlled by the Company or any of its subsidiaries on or at any time prior to the Closing Date, other than common household and office products in de minimis quantities. To the Knowledge of the Company:

          (a) there are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Premises;

          (b) there are no circumstances that may prevent or interfere with either the Company's or any of its subsidiaries' compliance with any Environmental Law;

          (c) no current or former owner or user of the Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Premises;

          (d) no current or former owner of any property owned, leased or controlled by the Company or any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its subsidiaries is not in compliance with any Environmental Law;

          (e) all property that is owned by, leased to, controlled by or used by the Company or any of its subsidiaries, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature;

          (f) the indemnification provisions contained in Article VII of that certain Asset Purchase Agreement between AWA Microelectronics Pty. Limited and Quality Semiconductor Australia Pty. Ltd. dated as of January 12, 1996 are valid and enforceable in accordance with their terms; and

          (g) there are no circumstances under which the Company has incurred or would incur any liabilities associated with the compliance (or lack thereof) with any Environmental Law by SPEL.

     4.17 Sale of Products; Performance of Services.
          -----------------------------------------

          (a) Neither the Company nor any of its subsidiaries will incur or otherwise become subject to any material Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Company or any of its subsidiaries on or at any time prior to the Closing Date, other than normal warranty claims in the Ordinary Course of Business.

          (b) No customer or other Person has ever asserted or threatened to assert any material claim against the Company or any of its subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of its subsidiaries, or (ii) under or based upon any other warranty relating to any services performed by the Company and its subsidiaries, other than normal warranty claims in the Ordinary Course of Business, the costs of which in the aggregate are not material. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

          (c) Each of the Company and its subsidiaries believes that its quality control programs are adequate.

     4.18 Insurance.
          ---------

          (a) Each of the Company and its subsidiaries maintains insurance that it reasonably believes to be adequate and customary for the industry in which it operates.

          (b) Each of the insurance policies carried by the Company and its subsidiaries is listed on Section 4.18 of the Disclosure Schedule, is
                          ------------
valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. To the Company's Knowledge, the nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure the business, assets, operations, key employees, services and potential liabilities of the Company and its subsidiaries and comply with all insurance coverage requirements of Company Contracts.

          (c) There is no pending claim under or based upon any of the insurance policies of the Company and its subsidiaries, and to the Company's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

          (d) Neither the Company nor any of its subsidiaries has received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the insurance policies of the Company and its subsidiaries or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of insurance policies of the Company and its subsidiaries; or (iii) any indication that the issuer of any of the insurance policies of the Company and its subsidiaries may be unwilling or unable to perform any of its obligations thereunder.

     4.19 Proceedings; Orders.
          -------------------

          (a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding: (i) that involves the Company or any of its subsidiaries or that otherwise relates to or likely would affect the Company's or its subsidiaries' businesses or any of the assets owned or used by the Company or any of its subsidiaries (whether or not the Company or any of its subsidiaries are named as a party thereto), except in each case for threatened Proceedings that would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

          (b) The Company has delivered to IDT accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.19 of the
                                                        ------------
Disclosure Schedule.

          (c) There is no Order expressly applicable to the Company or any of its subsidiaries or any of the assets owned or used by the Company or any of its subsidiaries.

          (d) To the Knowledge of the Company, no officer or employee of the Company or any of its subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's or its subsidiaries' business.

          (e) To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to cause or provide a basis for a director, officer or other Representative of the Company or any of its subsidiaries to seek indemnification from, or commence a Proceeding against or involving the Company or any of its subsidiaries.

          (f) There is no Order or, to the Knowledge of the Company, proposed Order that, if issued or otherwise put into effect: (i) likely would materially adversely affect the business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) of the Company and its subsidiaries, taken as a whole, or adversely affect the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements; or
(ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     4.20 No Existing Discussions.
          -----------------------

          Neither the Company or any of its subsidiaries, nor Representative of the Company or any of its subsidiaries, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     4.21 Vote Required.
          -------------

          The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the meeting of such shareholders to approve the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the Transactions.

     4.22 Non-Contravention; Consents.
          ---------------------------

          Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, or (ii) any resolution adopted by the shareholders of the Company or any of its subsidiaries, the Board of Directors of the Company or any of its subsidiaries or any committee of the Board of Directors of the Company or any of its subsidiaries;

          (b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company and its subsidiaries, or any of the assets owned or used by the Company or any of its subsidiaries, is subject (assuming approval under the HSR Act and by the shareholders of the Company);

          (c) to the Knowledge of the Company, cause the Company or any of its subsidiaries to become subject to, or to become liable for the payment of, any Tax;

          (d) to the Knowledge of the Company, cause any of the assets owned or used by the Company or any of its subsidiaries to be reassessed or revalued by any taxing authority or other Governmental Body;

          (e) to the Knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its subsidiaries or any of its employees or that otherwise relates to the Company's or any of its subsidiaries' business or to any of the assets owned or used by the Company or any of its subsidiaries;

          (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any of the Material Contracts;

          (g) give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract;

          (h) give any Person the right to any payment (including salary, bonus or other severance pay) by the Company or any of its subsidiaries or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company or any of its subsidiaries in favor of any Person, in any such case as a result of the change in control of the Company or any of its subsidiaries or otherwise resulting from the Transactions, including any rights or benefits to be received by a Person upon his or her termination of employment, except as otherwise described in Section 4.22(h) of the Disclosure
                                             ---------------
Schedule, which sets forth for each such Person an accurate summary of the rights or benefits that will be received by such Person as a result of the change in control of the Company or any of its subsidiaries or otherwise resulting from the Transactions, including any rights or benefits to be received by a Person upon his or her termination of employment;

          (i) to the Knowledge of the Company, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its subsidiaries; or

          (j) result in the creation of any benefit or entitlement, related to employment or otherwise, to be received by any employee of any of the Company's subsidiaries.

The Company and its subsidiaries will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions other than those noted in Section 4.22 of the Disclosure Schedule.
                    ------------

     4.23 Brokers.
          -------

          Neither the Company nor any of its subsidiaries has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     4.24 Full Disclosure.
          ---------------

          (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Company or any of the Company Affiliates, in light of the circumstances under which they were made, not misleading. To the extent any representation or warranty permits omission of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on the Company, such omissions in the aggregate will not and do not have a Material Adverse Effect on the Company.

            (b) The information relating to the Company and its subsidiaries and the Company Affiliates to be contained in the Proxy Statement and Prospectus (to the extent information is provided by or with respect to the Company), and any amendment thereto, will not, at the time the Proxy Statement and Prospectus is mailed to the shareholders of the Company, at the time of the meeting of the Company's shareholders to approve the Merger or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.25 Powers of Attorney.
          ------------------

          Neither the Company nor any of its subsidiaries has given a power of attorney to any Person.

     4.26 Securities Law Compliance.
          -------------------------

          Each of the Company and its subsidiaries has complied with all federal and state securities laws in connection with all offers and sales of securities issued by the Company or its subsidiaries prior to the date of this Agreement. Neither the Company nor any of its subsidiaries has heretofore granted any other purchaser of its securities the right to require the Company or any of its subsidiaries to register any securities under the Securities Act or to qualify for any exemption thereunder.

     4.27 Transactions with Affiliates.
          ----------------------------

          Except as set forth in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     4.28 Voting Arrangements.
          -------------------

          There are no outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings to which any of the Company and its subsidiaries is a party or, to the Knowledge of the Company, to which any other Person is a party, relating to the voting of any shares of the capital stock of the Company.

     4.29 Ownership of Shares of IDT Common Stock.
          ---------------------------------------

          As of the date hereof, neither Company nor, to its Knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act),
(a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of IDT Common Stock, except for shares of IDT Common Stock in the aggregate representing less than 1% of the outstanding shares of IDT Common Stock.

     4.30 Opinion of Financial Advisors.
          -----------------------------

          The Company's Board of Directors has received the written opinion of Needham & Company, Inc., financial advisor to the Company, to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     4.31 Shareholder Rights Plan.
          -----------------------

          The Rights are not currently exercisable and will not become exercisable as a result of the Company entering into this Agreement, the announcement of the execution and delivery of this Agreement and the terms of the Merger, or the consummation of the Transactions.

     4.32 Board Approval.
          --------------

          The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and (iii) determined to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger.

                                   ARTICLE 5
                                   ---------
             REPRESENTATIONS AND WARRANTIES OF IDT AND MERGER SUB
             ----------------------------------------------------

     Except as set forth in the disclosure letter delivered to the Company at or prior to the execution of this Agreement ("IDT Disclosure Schedule"), IDT and
                                           -----------------------
Merger Sub represent and warrant to the Company as follows:

     5.1  Due Organization; Good Standing; Authority; Binding Nature of
          -------------------------------------------------------------
          Agreements.
          ----------

          (a) Each of IDT and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted prior to Closing; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used prior to Closing; and (iii) to enter into and perform its obligations under the Transactional Agreements to which it is or is to be a party and to consummate the transactions contemplated by this Agreement and the other Transactional Agreements.

          (b) The execution, delivery and performance of each of the Transactional Agreements to which it is or is to be a party have been duly authorized by all necessary action on the part of each of IDT and Merger Sub and their respective Boards of Directors.

          (c) Each of the Transactional Agreements to which it is or is to be a party constitutes the legal, valid and binding obligation of IDT and Merger Sub, as the case may be, enforceable against IDT and Merger Sub, as the case may be, in accordance with its terms.

     5.2  Proceedings; Orders.
          -------------------

          There is no pending Proceeding, and to IDT's Knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions, or that would result in a Material Adverse Effect on IDT. There is no Order that likely would, or, to the Knowledge of IDT, proposed Order that if issued or otherwise put into effect likely would, have a Material Adverse Effect on IDT, that would adversely impact the ability of IDT or Merger Sub to comply with or perform any covenant or obligation under this Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     5.3  Non-Contravention; Consents.
          ---------------------------

          Neither the execution and delivery of this Agreement or the other Transactional Agreements to which IDT or Merger Sub, as the case may be, is or is to be a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of IDT's or Merger Sub's Certificate or Articles of Incorporation or Bylaws, or (ii) any resolution adopted by IDT's or Merger Sub's stockholders, IDT's or Merger Sub's Board of Directors or any committee of IDT's or Merger Sub's Board of Directors;

          (b) to IDT's Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which IDT or Merger Sub, or any of the assets owned or used by IDT or Merger Sub, is subject (assuming approval under the HSR Act); or

          (c) contravene, conflict with or result in a violation or breach of, or result in a material default under, any of IDT's material agreements.

With the exception of the filing of the Agreement of Merger in the State of California and any necessary filings pursuant to federal and state securities and antitrust laws, IDT and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     5.4  Brokers.
          -------

          IDT has not agreed or become obligated to pay, and has not taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     5.5  Full Disclosure; SEC Reports.
          ----------------------------

          (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of IDT and Merger Sub, in light of the circumstances under which they were made, not misleading with respect to IDT or Merger Sub. To the extent that any representation or warranty permits omission of items otherwise required to be disclosed because they are not material or do not or would not have a Material

Adverse Effect on IDT or Merger Sub, such omissions in the aggregate will not and do not have a Material Adverse Effect on IDT or Merger Sub. The Registration Statement and the Proxy Statement and Prospectus (to the extent information is provided by or with respect to IDT or Merger Sub) and any amendment thereto do not contain, and will not, at the time the Proxy Statement and Prospectus is mailed to the shareholders of the Company, at the time of the meeting of the Company's shareholders to approve the Merger and the Effective Time, contain, any untrue statement of a material fact and do not omit, and will not omit, to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (b) As of the date of this Agreement, IDT has provided the Company and the Company's Representatives with full and complete access to all of IDT's records and other documents and data requested by them.

          (c) IDT has delivered or made available to the Company accurate and complete copies of each report, registration statement and definitive proxy statement (excluding copies of exhibits) filed by IDT with the SEC since September 30, 1993 (the "IDT SEC Filings"). As of the time it was filed with the
                         ---------------
SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the IDT SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the IDT SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) contained in the IDT SEC Filings: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of IDT and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of IDT and its subsidiaries for the periods covered thereby.

     5.6  Valid Issuance of IDT Common Stock.
          ----------------------------------

          The shares of IDT Common Stock to be issued pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and the other Transactional Agreements, will be validly issued, fully paid and non-assessable, will not be subject to any preemptive rights and will be issued in compliance with all applicable federal or state securities laws. The authorized, issued and outstanding capitalization of IDT is as set forth in the IDT SEC Filings as of the dates of the financial statements or other information included in the IDT SEC Filings.

     5.7  Compliance with Laws.
          --------------------

          IDT has complied with, is not in violation of, and has not received any notices of violations with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on IDT.

     5.8  Interim Operations of Sub.
          -------------------------

          Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     5.9  Stockholders' Consent.
          ---------------------

          No consent or approval of the stockholders of IDT is required for IDT to enter into this Agreement or the other Transactional Agreements or to consummate the transactions contemplated hereby and thereby.

     5.10 Absence of Certain Changes or Events.
          ------------------------------------

          Since June 28, 1998, IDT has not suffered a Material Adverse Effect with respect to its business.

                                   ARTICLE 6
                                   ---------
                  PRE-CLOSING PERIOD COVENANTS OF THE COMPANY
                  -------------------------------------------

     6.1  Access and Investigation.
          ------------------------

          The Company shall ensure that, at all times during the Pre-Closing Period:

          (a) The Company and its Representatives provide IDT and its Representatives with free and complete access (except with respect to technical trade secrets), at reasonable times and with reasonable notice from IDT to the Company, to all of the Company's premises and assets, to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and to responsible officers and employees of the Company, and the Company and its Representatives provide IDT and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company as IDT may request in good faith (it being the understanding of the parties that all such access and investigation shall be and remain subject to the Non-Disclosure Agreement);

          (b) The Company and its Representatives compile and provide IDT and its Representatives with such additional financial, operating and other data and information regarding the Company as IDT may reasonably request in good faith; and

          (c) Notwithstanding anything to the contrary in Sections 6.1(a) and
                                                          -------------------
(b), the Company and its Representatives confer as often as IDT deems
---
necessary with a representative (the "IDT Liaison") of IDT (who is currently
                                                -----------
Brian Boisseree but may be any person IDT designates provided such person has an educational and experiential background that is not primarily related to the Company's technology), concerning operational matters, the status of the Company's business, condition, assets, liabilities, operations, financial performance and prospects and the Company's compliance with the conditions of this Agreement, including, without limitation, the Company's covenants contained in Section 6.2, and promptly notify the IDT Liaison of: (i) any material
   -----------
change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects; (ii) or any event reasonably likely to lead to any such change; (iii) any failure to comply with the conditions to this Agreement, including, without limitation, the Company's covenants contained in
Section 6.2; or (iv) any event reasonably likely to lead to any such failure.
-----------
In connection with its obligations under this Section 6.1(c), as of the
                                              --------------
date of this Agreement, the Company will establish an office for the IDT Liaison at the Company's principal place of business, located at 851 Martin Avenue, Santa Clara, CA 95050, and will allow the IDT Liaison full and complete access to the Company's principal place of business, including such office. In addition, the Company will provide the IDT Liaison with such other documents as the IDT Liaison may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Section 9.1 or Section 9.2, or (iv) otherwise facilitating the
         -----------    -----------
consummation or performance of any of the Transactions.

     6.2  Operation of Business.
          ---------------------

          The Company shall ensure that, during the Pre-Closing Period, unless the IDT Liaison otherwise consents:

          (a) The Company conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement, except as otherwise required by this
Section 6.2;

          (b) The Company uses its Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

          (c) The Company keeps in full force all insurance policies identified in Section 4.18 of the Disclosure Schedule and obtains any additional
   ------------
insurance required consistent with past practices for its business and property;

          (d) The Company immediately notifies IDT in writing of any inquiry, proposal or offer from any Person relating to any Acquisition
Proposal;

          (e) The Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except with respect to the repurchase of shares of Company Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

          (f) The Company does not sell, reprice or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of Company Common Stock pursuant to option grants to employees made in the Ordinary Course of Business prior to the date of this Agreement;

          (g) The Company does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any transaction related to an Acquisition Proposal or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (h) The Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (i) The Company does not establish or adopt any Company Benefit Arrangement, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except pursuant to existing agreements disclosed in
Section 6.2(i) of the Disclosure Schedule;
--------------

          (j) The Company does not change any of its methods of accounting or accounting practices in any respect unless required by GAAP;

          (k) The Company does not make any Tax election;

          (l) The Company does not commence any Proceeding, and the Company does not spend, or incur Liabilities with respect to costs and fees of, more than $100,000 in the aggregate in connection with pursuing existing Proceedings in which the Company is the plaintiff or petitioner;

          (m) The Company does not: (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets or make any capital expenditures (including, without limitation, expenditures on capital equipment, manufacturing systems or software systems), other than assets acquired or capital expenditures that total no more than $10,000 individually or $100,000 in the aggregate, and other than inventory sold in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Liability or obligation or any other liabilities, other than in the Ordinary Course of Business; (iii) issue any debt securities; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (v) make any loans, advances or capital contributions to, or investments in, any other Person, other than normal travel advances in the Ordinary Course of Business;

          (n) The Company pays all debts and Taxes, and pays or performs all other obligations, when due (other than matters being contested in good faith to which contests the IDT Liaison has consented, such consent not to be unreasonably withheld);

          (o) The Company does not transfer to any Person any Proprietary Asset;

          (p) The Company does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

          (q) The Company does not pay, discharge or satisfy, in any amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or which IDT has consented to in writing;

          (r) The Company does not hire any new employee;

          (s) The Company gives all notices and other information (including any notices and information required based on any instructions reasonably given by IDT related to post-Closing operations) required prior to the Closing to be given to the employees of the Company and any applicable Governmental Body under the National Labor Relations Act, the Code, COBRA and other applicable law in connection with the Transactions;

          (t) The Company does not take, or allow to be taken, or fail to take any action, which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code;

          (u) The Company does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

          (v) Except as otherwise contemplated hereunder, the Company does not enter into any transaction with a value greater than $10,000, or enter into any other transaction, regardless of value, or take any other action, outside the Ordinary Course of Business;

          (w) The Company does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by the Company or any of the Company Affiliates in this Agreement or in any of the other Transactional Agreements;

          (x) The Company does not enter into any inbound or outbound licensing agreements other than outbound licenses in connection with the sale of the Company's products in the Ordinary Course of Business; and

          (y) The Company provides operation of business incentives, totaling no more than $750,000, to key non-officer Company employees to be specified by IDT on terms to be specified by IDT.

     6.3  Filings and Consents; Cooperation.
          ---------------------------------

          The Company shall use its reasonable commercial Best Efforts to ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Section 4.22 of the
                                                           ------------
Disclosure Schedule), is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) The Company promptly delivers to IDT a copy of each filing made, each notice given and each Consent obtained by the Company during the Pre-Closing Period; and

          (d) During the Pre-Closing Period, the Company and its Representatives cooperate with IDT and IDT's Representatives, and prepare and make available such documents and take such other actions as IDT may request in good faith, in connection with any filing, notice or Consent that IDT is required or elects to make, give or obtain.

     6.4  Notification; Updates to Disclosure Schedule.
          --------------------------------------------
          (a) During the Pre-Closing Period, the Company shall promptly notify IDT in writing of:

              (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company or any of the Company Affiliates in this Agreement or any of the other Transactional Agreements;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of IDT) and that would cause or constitute a Breach of any representation or warranty made by the Company or any of the Company Affiliates in this Agreement or any of the other Transactional Agreements if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

              (iii) any Breach of any covenant or obligation of the Company;
and

              (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or Section
                                                          -----------    -------
9.2 impossible or unlikely.
---

          (b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 6.4(a) requires any material change in the
                         --------------
Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company shall promptly deliver to IDT an update to the Disclosure Schedule specifying such change (a "Disclosure
                                                             ----------
Schedule Update"); provided, however, that no such update shall be deemed to
---------------    -----------------
supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Company Affiliates in this Agreement or any of the other Transactional Agreements, or (ii) determining whether any of the conditions set forth in Article 9 has been satisfied, unless the specific updated
             ---------
information has been consented to by IDT in writing as a waiver of such inaccuracy or determination. (c) The Company will promptly update any relevant and material information provided to IDT after the date hereof pursuant to the terms of this Agreement.

     6.5  No Negotiation or Solicitation.
          ------------------------------

          (a) Subject to Section 6.5(b), from and after the date of this
                         --------------
Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, and will instruct their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly or recklessly encourage the making, submission or announcement of, any Acquisition Proposal (as defined below) by any person, entity or group (other than IDT and its Representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than IDT and its Representatives), in connection with any Acquisition Proposal with respect to the Company. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company shall be deemed to constitute a breach of this Section 6.5 by the
                                                           -----------
Company. For the purposes of this Agreement, an "Acquisition Proposal" with
                                                 --------------------
respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales or licenses of assets or inventory in the Ordinary Course of Business or as permitted under the terms of this Agreement), (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will (i) notify IDT as promptly as practicable if it receives any proposal or written inquiry or written request for the Company in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify IDT of the significant terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal. In addition, subject to the other provisions of this Section 6.5, from and after the date of this Agreement
                   -----------
until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective Representatives not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than IDT); provided, however, that nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     (b) Notwithstanding anything contrary contained in Section 6.5(a) or
                                                        --------------
elsewhere in this Agreement, prior to the Effective Time, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 6.5(c) below, furnish non-public
                               --------------
information, and afford access to the properties, books or records of the Company to any person, entity or group after such person, entity or group has delivered to the Company in writing an unsolicited bona fide Acquisition Proposal (which has not been withdrawn) that would result in a transaction more favorable than the Merger to the shareholders of the Company (a "Superior
                                                                 --------
Proposal"). In addition, notwithstanding the provisions of Section 6.5(a) above
--------                                                   --------------
or any other provision of this Agreement, in connection with a submitted, written bona fide Acquisition Proposal, the Company may refer the proposing third party to this Section 6.5 or make a copy of this Section 6.5 available to
                    -----------                        -----------
such third party. In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section
                                                                      -------
6.5(b)) will prevent the Board of Directors of the Company from recommending
------
such Superior Proposal to the Company's shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendations set forth in Section 8.2(a)(ii); provided that the Company shall remain obligated
         ------------------
under Section 8.2 to convene the meeting of the Company shareholders and shall
      -----------
have the vote on the Merger considered by the shareholders of the Company prior to the vote (if any) on the Superior

Proposal; and provided, further, that the Company shall not recommend to its shareholders a Superior Proposal for a period of not less than 72 hours after IDT's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) and the identity of the third party.

         (c) Notwithstanding anything to the contrary herein, the Company will not provide any non-public information to a third party unless: (i) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the letter agreement with respect to confidentiality by and between IDT and the Company, dated as of August 24, 1998 (the "Nondisclosure Agreement"); and (ii) such non-public
                      -----------------------
information has been previouly delivered to IDT.

     6.6  Best Efforts.
          ------------

          During the Pre-Closing Period, the Company shall use its commercially reasonable Best Efforts to cause the conditions set forth in
Section 9.1 and Section 9.2 to be satisfied on a timely basis, and shall not
-----------     -----------
take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of the Company or the Company Affiliates set forth in this Agreement or any of the other Transactional Agreements becoming untrue, or in any of the conditions of Closing set forth in Section 9.1 or Section 9.2 not
                                              -----------    -----------
being satisfied.

     6.7  Proprietary Information and Inventions Agreements.
          -------------------------------------------------

          On or prior to Closing, the Company shall use its reasonable commercial Best Efforts to enter into Proprietary Information and Inventions Agreements, substantially in the form attached as Exhibit C hereto or in such
                                                  ---------
other form as IDT may approve, with all of the Company's employees and consultants, except for such employees and consultants as shall have previously entered into a form of such agreement reasonably acceptable to IDT.

     6.8  Letters of the Company's Auditors.
          ---------------------------------

          The Company shall use its Best Efforts to cause to be delivered to IDT at or prior to the date two business days prior to the Closing a letter of Ernst & Young LLP (the "Company Auditors"), the Company's independent
                        ----------------
auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to IDT, in customary form and substance reasonably satisfactory to IDT, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (the "Accounting Comfort
                                                       ------------------
Letter"). The Company shall use its Best Efforts to cause to be delivered to
------
IDT an update, dated the Closing Date, of the letter of the Company Auditors described in the preceding sentence.

     6.9  Affiliates.
          ----------

          (a) The Company shall deliver to IDT promptly following the date hereof a list identifying all Persons ("Company Affiliates"), if any, who at
                                        ------------------
the time the Merger is submitted for approval to the shareholders of the Company, may be deemed "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its Best Efforts to cause each Company Affiliate to deliver to IDT, as promptly as practicable on or following the date hereof (and in any event by no later than November 30, 1998, which shall not be later than the date 30 days prior to the Effective
Time) a written agreement ("Company Affiliate Agreement"), in the form of
                            ---------------------------
Exhibit D-1 hereto, each of which will be in full force and effect as of the
-----------
Effective Time. IDT will be entitled to place appropriate legends on the certificates evidencing any IDT Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for IDT Common Stock, consistent with the terms of the Company Affiliate Agreements.

          (b) The Company shall promptly advise IDT if any Person becomes or ceases to be a Company Affiliate.

     6.10  Takeover Statutes.
           -----------------

           If any Takeover Statute shall become applicable to any of the Transactions, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the other Transactions may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the Transaction.

     6.11  Bank Accounts.
           -------------

           Promptly after the date hereof, the Company will deliver to IDT a written statement which accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

           (a) the name and location of the institution at which such account is maintained;

           (b) the name in which such account is maintained and the account number of such account;

           (c) a description of such account and the purpose for which such account is used;

           (d) the then-current balance in such account;

           (e) the rate of interest then being earned on the funds in such account; and

           (f) the names of all individuals authorized to draw on or make withdrawals from such account.

     6.12  Supplier Information.
           --------------------

           (a) Promptly following the date hereof, the Company shall provide IDT with a written statement that accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $500,000 from the Company in the fiscal year ended September 27, 1998 other than amounts paid to employees or consultants and described in Section 4.15 of the Disclosure Schedule.
                 ------------

     6.13  Employee Information.
           --------------------

           (a) Promptly following the date hereof, the Company will deliver to IDT a written statement showing, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

               (i) the name of such employee and the date as of which such employee was originally hired by the Company;

               (ii)  such employee's title;

               (iii) such employee's annualized compensation as of the date of this Agreement;

               (iv) each Company Benefit Arrangement in which such employee participates or is eligible to participate; and

               (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company's business.

     6.14  Insurance Information.
           ---------------------

           Promptly following the Closing, the Company will deliver to IDT a written statement stating, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

           (a) the name of the insurance carrier that issued such policy and the policy number of such policy;

           (b) whether such policy is a "claims made" or an "occurrences" policy;

           (c) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

           (d) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

           (e) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Such statement shall also identify (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company also shall deliver to IDT accurate and complete copies of all of its insurance policies (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

     6.15  Company Accruals and Reserves.
           -----------------------------

           Prior to the Closing Date, the Company shall maintain accruals and reserves determined with methodologies and principles consistent with the September 27, 1998 Financial Statements and in accordance with GAAP.

     6.16  Interim Review and Interim Financial Statements.
           -----------------------------------------------

           The Company will cause its auditors to perform a limited quarterly review of the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of the Company's first fiscal 1999 quarter and as of the end of the second fiscal 1999 quarter, if such quarter has been completed prior to the Effective Time, and the related unaudited consolidated income statement and statement of cash flows of the Company for the three months then ended for each quarter (the "Interim Financial Statements") in
                                         ----------------------------
accordance with Statement of Accounting Standards 71 (for each quarter, an "Interim Review") within 21 days of the end of each such quarter. Promptly
 --------------
after each Interim Review is complete, the Company will deliver such Interim Financial Statements to IDT. The Company will also cause its auditors to perform a limited quarterly review of the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of each of the Company's fiscal quarters in the two-year period ending September 27, 1998 and the related unaudited consolidated income statement and statement of cash flows of the Company for each three-month period then ended (for each quarter) in accordance with Statement of Accounting Standards 71, and the Company will deliver such financial statements to IDT promptly after such review is complete.

     6.17  Pooling of Interests.
           --------------------

           Prior to the earlier of termination of this Agreement and the Effective Time, the Company will not take any action, and the Company will use its Best Efforts to prohibit any Company Affiliates from taking any action, that would be reasonably likely to interfere with IDT's ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by the provisions of this Agreement.

                                  ARTICLE 7
                                  ---------
                     PRE-CLOSING PERIOD COVENANTS OF IDT
                     -----------------------------------

     7.1  Notification.
          ------------

          During the Pre-Closing Period, IDT shall promptly notify the Company in writing of:

          (a) the discovery by IDT of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by IDT in this Agreement or any of the other Transactional Agreements;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of the Company) and that would cause or constitute a Breach of any representation or warranty made by IDT or Merger Sub in this Agreement or any of the other Transactional Agreements if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

          (c) any Breach of any covenant or obligation of IDT or Merger Sub;
and

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1
                                                          -----------
or Section 9.3 impossible or unlikely.
   -----------

     7.2  Best Efforts.
          ------------

          During the Pre-Closing Period, IDT shall use its commercially reasonable Best Efforts to cause the conditions set forth in Section 9.1 and
                                                             -----------
9.3 to be satisfied on a timely basis, and shall not take any action or omit
---
to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or IDT set forth in this Agreement or in any other Transactional Agreement becoming untrue or in any of the conditions of closing set forth in Section 9.1 or
                                                           -----------
Section 9.3 not being satisfied.
-----------

     7.3  Filings and Consents; Cooperation.
          ---------------------------------

          IDT shall use its reasonable commercial Best Efforts to ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by IDT in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by IDT in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) IDT promptly delivers to the Company a copy of each filing made, each notice given and each Consent obtained by IDT during the Pre-Closing Period;

          (d) During the Pre-Closing Period, IDT and its Representatives cooperate with the Company and the Company's Representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain; and

          (e) IDT provides the Company with such other documents as the Company may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by IDT and Merger Sub, (B) evidencing the compliance by IDT and Merger Sub with, or the performance by IDT and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in Article 9, or (D) otherwise facilitating the
                              ---------
consummation or performance of any of the Transactions.

     7.4  Indemnification.
          ---------------

          (a) IDT and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Articles of Incorporation and Bylaws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who, on or at any time prior to the Effective Time, were entitled to indemnification thereunder. From and after the Effective Time, such obligations shall be the joint and several obligations of IDT and the Surviving Corporation.

          (b) IDT and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time, which indemnification agreements the Company has provided to IDT.

          (c) IDT shall cause the Surviving Corporation to maintain in effect, for two (2) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are directors and officers of the Company on the date of this Agreement, with respect to costs, expenses and liabilities incurred in their capacities as such, on terms not materially less favorable than the insurance coverage provided as of the date hereof under the Company's directors' and officers' liability insurance policies that are in existence on the date hereof, with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.4 more than an amount per year equal to 150% of the current annual premiums paid by the Company for such insurance policies; provided, further, that if such annual premiums exceed such amount, then IDT shall only be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

          (d) This Section 7.4 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and IDT, and shall be enforceable by the indemnified parties.

     7.5  Conduct of Business of IDT.
          --------------------------

          During the Pre-Closing Period, IDT shall not directly or indirectly take any action or fail to take any action that is reasonably likely to (i) result in a delay in the declaration of effectiveness of the Registration Statement by the SEC, (ii) require a post-effective amendment to the Registration Statement or (iii) require a supplement or amendment to the Proxy Statement and Prospectus following its mailing to the shareholders of the Company. Consistent with the foregoing, IDT shall be permitted to make acquisitions of businesses or assets of other businesses, or agree to make such acquisitions, during the Pre-Closing Period so long as such actions in no way interfere with IDT's ability to comply with the restrictions contemplated by this Section 7.5.

     7.6  Blue Sky Laws.
          -------------

          IDT shall take such steps as may be necessary to comply with the securities and blue sky laws of all U.S. jurisdictions which are applicable to the issuance of IDT Common Stock in connection with the Merger, provided, however, that IDT shall not be required to qualify to do business or execute a general consent to service of process in any jurisdiction. The Company shall use its reasonable commercial Best Efforts to assist IDT as may be necessary to comply with the securities and blue sky laws of all U.S. jurisdictions which are applicable to the issuance of IDT Common Stock in connection with the Merger.

     7.7  Pooling of Interests.
          --------------------

          Prior to the earlier of termination of this Agreement and the Effective Time, IDT will not take any action, and IDT will use its Best Efforts to prohibit any IDT Affiliates from taking any action, that would be reasonably likely to interfere with IDT's ability to account for the Merger as a pooling of interests. In addition, IDT will use its Best Efforts to deliver or cause to be delivered to the Company, on or as promptly as practicable following the date hereof (and in any event by no later than November 30, 1998, which shall not be later than the date 30 days prior to the Effective Time), from each person who may be deemed to be an "affiliate" of IDT within the meaning of Rule 145 promulgated under the Securities Act, a written agreement ("IDT Affiliate
                                                            -------------
Agreement"), in the form of Exhibit D-2 hereto, each of which will be in full
---------                   -----------
force and effect as of the Effective Time.

                                  ARTICLE 8
                                  ---------
                            ADDITIONAL AGREEMENTS
                            ---------------------

     8.1  Proxy Statement and Prospectus.
          ------------------------------

          (a) As promptly as reasonably practicable after the date hereof, IDT and the Company shall prepare a document (the "Proxy Statement and
                                               -------------------
Prospectus") to be used as a Proxy Statement with respect to the solicitation
----------
by the Company Board of Directors of the vote of the outstanding shares of Company Common Stock and by IDT as part of a Registration Statement on Form S-4 under the Securities Act and as a prospectus with respect to the shares of IDT Common Stock to be issued in connection with the Closing pursuant to
Section 3.1. As promptly as reasonably practical after the preparation
-----------
thereof, IDT and the Company shall file the Proxy Statement and Prospectus with the SEC and respond to any comments of the SEC with respect thereto. Such document, as filed by IDT under the Securities Act in connection with the registration of the shares of IDT Common Stock to be issued in the Merger, is referred to herein as the "Registration Statement."
                           ----------------------

          (b) The Company shall cooperate fully with IDT in the preparation of the Proxy Statement and Prospectus. In furtherance of the foregoing, the Company shall provide IDT with all information concerning the Company and the holders of its capital stock and shall take such other action as IDT may reasonably request in connection with such document and the issuance of shares of IDT Common Stock.

          (c) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement and Prospectus or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC such amendment or supplement.

     8.2  Company Shareholder Approval.
          ----------------------------

          (a) The Company, acting through its Board of Directors, shall, in accordance with the requirements of applicable law and the Company's Articles of Incorporation and Bylaws:

              (i) cause the Proxy Statement and Prospectus to be mailed to the Company shareholders promptly upon the effectiveness of the Registration Statement and duly call, give notice of, convene and hold as soon as practicable a meeting of its shareholders (the "Company Shareholders'
                                                ---------------------
Meeting") for the purpose of voting to approve and adopt this Agreement and
-------
the other Transactional Agreements, to the extent required in accordance with Legal Requirements, and use its Best Efforts to obtain such shareholders' approval (subject to the terms of Section 6.5(b)); and

              (ii) subject to the terms of Section 6.5(b), recommend approval and adoption of this Agreement and the other Transactional Agreements by the shareholders of the

Company, to the extent required in accordance with Legal Requirements, which recommendation shall be included in the Proxy Statement and Prospectus.

          (b) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement and Prospectus, the affected party will promptly inform the other party, and the Company will mail to the Company's shareholders such amendment or supplement.

          (c) Notwithstanding the terms of this Section 8.2, the Company may adjourn or postpone the Company Shareholders' Meeting for a period of no more than 30 days to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement and Prospectus shall be provided to the Company's shareholders in advance of a vote on the Merger and this Agreement.

     8.3  Nasdaq National Market.
          ----------------------

          IDT shall cause the shares of IDT Common Stock to be issued pursuant to the Merger to be authorized for listing on the Nasdaq National Market.

     8.4  Antitrust Laws.
          --------------

          As promptly as practicable, the Company and IDT shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the Transactions. The Company will furnish to IDT, and IDT will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. The Company will provide IDT, and IDT will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Body or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions, except to the extent that IDT or the Company is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

     8.5  Certain Employee Benefit Plan Matters.
          -------------------------------------

          The Company shall take no action from and after the date hereof to deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations.

     8.6  Integration Matters.
          -------------------

          The Company and IDT will work cooperate in good faith to identify and, to the extent practicable, resolve matters regarding the orderly integration of their respective operations, including matters relating to acceptable positions with IDT for key management personnel of the Company, and the retention of other Company employees who will remain after the Merger. The Company and IDT will work together to facilitate the development of a plan for the transition to common network and back office systems, to the extent consistent with antitrust laws.

     8.7  Stock Options and Warrants; Purchase Plan; Rights Plan.
          ------------------------------------------------------

          (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to IDT Common Stock, and IDT shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective
Time: (i) each Company Option assumed by IDT may be exercised solely for shares of IDT Common Stock; (ii) the number of shares of IDT Common Stock subject to each Company Option shall be equal to the number of shares of Company Common Stock subject to each such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up to the nearest cent; and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged. IDT agrees that, as soon as reasonably practicable after the Effective Time, it will cause to be filed with the SEC one or more registration statements on Form S-8 under the Securities Act, or amendments to existing registration statements on Form S-8 or amendments to the Registration Statement, in order to register the shares of IDT Common Stock issuable upon exercise of the aforesaid converted Company Options.

          (b) As of the Effective Time, all warrants to purchase Company Common Stock, which are outstanding and not expired as of the Effective Time, shall be assumed by IDT and converted into warrants to purchase such shares of IDT Common Stock as the holder thereof would have received in the Merger had such warrant been exercised prior to the Effective Time, at an aggregate purchase price equal to the aggregate purchase price applicable prior to such conversion. Except as provided above, the converted stock warrants shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the warrants, as the case may be, immediately prior to the Effective Time.

          (c) No such warrant shall be converted into a warrant to purchase a partial share of IDT Common Stock.

          (d) The consummation of the Merger shall not be treated as a termination of employment for purposes of such stock options or warrants.

          (e) IDT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of IDT Common Stock for delivery upon exercise of Company Options and warrants assumed in accordance with this
Section 8.7.

          (f) The Company shall terminate any Company Benefit Arrangement immediately prior to the Effective Time upon the request of IDT. The 1993 Purchase Plan shall be terminated as of the Effective Time. In lieu of the assumption of options under the 1993 Purchase Plan or substitution of an equivalent option by IDT, the Company's Board of Directors shall shorten the offering period then in progress under the 1993 Purchase Plan by setting a New Exercise Date (as defined in Section 18 of the 1993 Purchase Plan) and by notifying each participant under the 1993 Purchase Plan in writing at least ten (10) days prior to the New Exercise Date. The New Exercise Date shall be the business day prior to the Effective Time.

          (g) Provided that the Company terminates any Company Benefit Arrangement at IDT's request as provided in Section 8.7(f), IDT shall provide,
                                            --------------
as of the Effective Time, the same or a comparable benefit or plan to each employee of Company as is provided to IDT's employees who are similarly situated (it being understood that this Section shall not obligate IDT to grant options to purchase, or sell, any particular number of shares of IDT Common Stock or other equity securities to any employee of the Company). The IDT benefit plans shall give full credit for each participant's period of service with the Company prior to the Effective Time for all purposes for which such service was recognized under IDT's benefit plans prior to the Effective Time.

     8.8  Expenses.
          --------

          All costs and expenses incurred in connection with this Agreement and the Transactional Agreements and the transactions contemplated hereby and thereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except as otherwise provided herein or in the Transactional Agreements.

     8.9  Additional Agreements.
          ---------------------

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of IDT and the Company (or of the Surviving Corporation on behalf of the Company) shall take all such necessary action.

          (b) IDT and the Company each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

  8.10  Public Announcements.
        --------------------

        The parties have agreed upon the form and substance of a joint press release announcing the execution and delivery of this Agreement and the terms of the Merger. Other than such joint press release and the other publicly documents contemplated to be filed pursuant to this Agreement, the parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided, however, that the Company shall be permitted to make such disclosure regarding this Agreement and the Merger as shall be reasonably necessary in connection with the solicitation of its shareholders and the consent of necessary third parties to the proposed transaction; and, provided, further, that the parties, after reasonable prior consultation with the other, may make disclosure if required under applicable law or by the rules of the Nasdaq National Market.

  8.11  Tax-Free Reorganization.
        -----------------------

        Neither IDT nor the Company shall take any action, or refrain from taking any action, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368 of the Code.

                                  ARTICLE 9
                                  ---------
                  CONDITIONS TO CONSUMMATION OF THE MERGER
                  ----------------------------------------

   9.1  Conditions to Each Party's Obligation to Effect the Merger.
        ----------------------------------------------------------

        The respective obligations of each party to consummate the Merger and to take the other actions required to be taken by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived to the extent permitted by applicable law by both the Company and IDT, in whole or in part):

        (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

        (c) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance or trading of the IDT Common Stock to be issued to Company shareholders in connection with the Merger shall have been received.

        (d) The shares of IDT Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

          (e) This Agreement and the Merger shall have been approved and adopted by the favorable vote of a majority of the shares of the outstanding capital stock of the Company entitled to vote thereon at a shareholders meeting at which a quorum is present in accordance with Legal Requirements.

          (f) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and
                                  ------------------------------
all such Requisite Regulatory Approvals shall be in full force and effect.

          (g) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon IDT or its subsidiaries or the Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Merger.

     9.2  Additional Conditions to IDT's and Merger Sub's Obligation to
          -------------------------------------------------------------
Consummate the Merger.
---------------------

          IDT's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by IDT and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by IDT, in whole or in part):

          (a) All of the representations and warranties made by the Company and each of the Company Affiliates in this Agreement and the other Transactional Agreements (considered collectively) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Time (without giving effect to any Disclosure Schedule Update) (except for those representations and warranties that address matters only as of a particular date, which shall remain true as of such particular date, and other than any such inaccuracies resulting from actions taken at the written request of or with the written consent of IDT and such inaccuracies that result from or arise out of changes that occur during the Pre-Closing Period that do not have a Material Adverse Effect on the Company).

          (b) The Company or the Company Affiliates, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by the Company or any of the Company Affiliates, as the case may be, except as IDT has otherwise consented in writing.

          (c) Each of the other covenants and obligations that the Company is required to comply with or to perform pursuant to this Agreement or any other Transactional Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          (d) Each of the Consents identified or required to have been identified in Section 4.22 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on the Company.

          (e) There shall not have been any change in the Company's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement that would have a Material Adverse Effect on the Company.

          (f) In addition to the documents required to be received under this
Section 9.2, IDT shall also have received the following documents:

              (i) the opinion letter from Venture Law Group, counsel to the Company, dated the Closing Date, in the form attached as Exhibit E-1;
                                                         -----------

              (ii) a certificate (the "Company Closing Certificate"), dated the
                                       ---------------------------
Closing Date, duly executed by the Company, certifying that (A) the conditions set forth in Section 9.2(a) have been satisfied, (B) each of the covenants and
             --------------
obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.2 has been
                                                      -----------
satisfied in all respects;

               (iii) duly executed Company Affiliate Agreements from each Company Affiliate;

               (iv) copies of resolutions of the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions, and copies of resolutions of the meeting of shareholders of the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions;

              (v) good standing certificates for the State of California and for the United Kingdom and Australia;

              (vi) the updated capitalization information for the Company required by Section 4.3(a), certified as true and correct by an executive
            --------------
officer of the Company;

              (vii) a letter from Ernst & Young LLP, independent auditors for the Company, dated within two (2) business days prior to the Effective Time (which may contain customary qualifications and assumptions), to the effect that Ernst & Young LLP concurs with the Company's management conclusion that no conditions exist related to the Company that would preclude IDT from accounting for the Merger as a pooling of interests; and the letter is to be in a form reasonably satisfactory to IDT and customary in scope and substance for letters delivered by independent public accountants in connection with pooling transactions such as the Merger;

              (viii) a letter from PricewaterhouseCoopers LLP, independent auditors for IDT, dated the Closing Date (which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Ernst & Young LLP to the Company) to the effect that PricewaterhouseCoopers LLP concurs with IDT's management conclusions that as of that date, no conditions exist that would preclude IDT from accounting for the Merger as a pooling of interests;

              (ix) the audit opinion of Ernst & Young LLP, independent auditors for the Company, on the Financial Statements, which shall have been delivered to IDT by no later than November 30, 1998, and which audit opinion shall be issued with respect to the Financial Statements delivered by the Company to IDT on the date of this Agreement, as such Financial Statements may be modified after the date of this Agreement with the consent of IDT; and

              (x) a letter from Ernst & Young LLP, independent auditors for the Company, stating that Ernst & Young LLP, in conducting its audit on the Financial Statements, is not aware of any material weaknesses with respect to the Company in connection with the Financial Statements.

          (g) Since the date of this Agreement, there shall not have been commenced or threatened in writing against IDT, or against any Person affiliated with IDT, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Transactions, (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or any of the Transactional Agreements, or (iii) that could reasonably be expected to have a Material Adverse Effect on IDT or the Company.

          (h) No Person shall have made or threatened in writing any material claim asserting that such Person (i) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (ii) may be entitled to all or any portion of the consideration to be issued in connection with the Merger pursuant to Section 3.1.
                   -----------

          (i) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause IDT or any Person affiliated with IDT to suffer any material adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

          (j) Each Person (other than IDT and Merger Sub) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

          (k) IDT shall have received an opinion of Fenwick & West LLP in the form of Exhibit F hereto, on the basis of certain facts, representations and
        ---------
assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of IDT, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Fenwick & West LLP shall be entitled to rely upon representations of officers of IDT and the Company substantially in the form of Exhibits G and H hereto and in the Transactional Agreements.
   ----------     -

          (l) The holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, dissenters' rights.

          (m) Each of the Company's employees and consultants shall have entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit C hereto or such other form as shall have been provided to and approved by IDT.

          (n) The Company shall have received consents from the following parties to the Merger including any assignment by operation of law or otherwise of the following contracts: (i) Kanematsu USA Inc., Equipment Finance Agreement (Limited) dated March 28, 1996; and (ii) Siemens Credit Corporation, Master Equipment Lease Agreement dated March 5, 1998.

           (o) The Acknowledgment and Agreement by and between Soft Mixed Signal Corporation and the Company dated October 26, 1998 shall continue to have full force and effect, shall not have been withdrawn or modified in any way and no other agreement or understanding shall have been entered into between the parties without IDT's consent.

           (p) Each of the Persons identified in Section 4.22(h) of the
                                                 ---------------
Disclosure Schedule shall have certified and agreed in writing that his or her rights and benefits set forth therein are accurate in all respects and are the sole remedies available to him or her as a result of the change in control of the Company or any of its subsidiaries or otherwise resulting from the Transactions, including any rights or benefits to be received by a Person upon his or her termination of employment.

           (q) The Company shall have terminated the 1993 Purchase Plan and all "options" outstanding thereunder as of the Effective Time.

           (r) SPEL shall have certified and agreed in writing that the Company's representations and warranties set forth in Sections 4.6(h) and
                                                      ---------------
4.10(k) are accurate in all respects.
-------

           (s) The registration requirements with respect to the shares of Company Common Stock issued pursuant to the Company's May 28, 1997 private placement shall have been terminated as of the Effective Time.

     9.3  Additional Conditions to the Company's Obligation to Consummate the
          -------------------------------------------------------------------
Merger.
------

          The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

          (a) All of the representations and warranties made by IDT and Merger Sub in this Agreement (considered collectively) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Time (except for those representations and warranties that address matters only as of a particular date, which shall remain true as of such particular date, and other than any inaccuracies that result from or arise out of changes that occur during the Pre-Closing Period that do not have a Material Adverse Effect on IDT).

          (b) The Company shall have received a certificate (the "IDT Closing
                                                                  -----------
Certificate"), dated the Closing Date, duly executed by IDT, certifying that
-----------
(A) each of the representations and warranties made by IDT and the Merger Sub in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that IDT or the Merger Sub is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.3 has been satisfied in all
                               -----------
respects.

          (c) Each of the covenants and obligations that either IDT or Merger Sub is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          (d) Subject to the terms and conditions of this Agreement, IDT and Merger Sub shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

          (e) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

          (f) There shall not have been any change in IDT's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement that would have a Material Adverse Effect on IDT; provided, however, that a decrease in the trading price of IDT Common Stock
--------  -------
shall not of itself be considered to have a Material Adverse Effect on IDT.

          (g) The Company shall have received an opinion of Venture Law Group, in substantially the form of Exhibit I hereto, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of IDT, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Venture Law Group shall be entitled to rely upon representations of officers of IDT and the Company substantially in the form of Exhibits G and H hereto and in the Transactional Agreements.
   ----------     -

          (h) The Company shall have received the opinion letter from Fenwick & West LLP, counsel to IDT, dated the Closing Date, in the form attached as Exhibit E-2;
-----------

                                 ARTICLE 10
                                 ----------
                                 TERMINATION
                                 -----------

    10.1  Termination.
          -----------

          This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

          (a) by mutual written consent of IDT and the Company;

          (b) by IDT if (i) there is a material Breach of any covenant or obligation of the Company set forth in this Agreement or any of the other Transactional Agreements, or (ii) IDT reasonably determines that the timely satisfaction of any condition set forth in Section 9.1 or 9.2 has become
                                           -----------    ---
impossible or impractical (other than as a result of any failure on the part of IDT to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements); provided, however, that, if such Breach or failure of condition shall be curable by the Company through the exercise of commercially reasonable efforts, then IDT may not terminate this Agreement under this subsection (b) for a period of at least 10 business days after notice from the Company or IDT of such Breach or failure of condition, provided that during such 10-business day period, the Company continues to exercise such commercially reasonable efforts to cure such Breach;

          (c) by the Company if (i) there is a material Breach of any covenant or obligation of IDT or Merger Sub set forth in this Agreement or any of the other Transactional

Agreements, or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Section 9.1 or 9.3 has become
                                           -----------    ---
impossible or impractical (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements); provided, however, that, if such Breach or failure of condition shall be curable by IDT or Merger Sub through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this subsection (c) for a period of at least 10 business days after notice from the Company or IDT of such Breach or failure of condition, provided that during such 10-business day period, IDT or Merger Sub, as the case may be, continues to exercise such commercially reasonable efforts to cure such Breach;

          (d) by IDT if the Closing has not taken place on or before May 31, 1999 (other than as a result of any failure on the part of IDT or Merger Sub to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

          (e) by the Company if the Closing has not taken place on or before May 31, 1999 (other than as a result of the failure on the part of the Company to comply with or perform its covenants or obligations set forth in this Agreement or in any other Transactional Agreement);

          (f) by either IDT or the Company if any Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided,
                                                                --------
however, that the party seeking to terminate this Agreement pursuant to this
-------
clause (f) shall have used all reasonable efforts to remove such order, decree or ruling;

          (g) by the Company or IDT, upon written notice to the other party, if any approval of the shareholders of the Company required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

          (h) by IDT, if at any time prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company accepts, publicly endorses, recommends or executes a letter of intent or similar document with respect to a Superior Proposal or resolves to do any of the foregoing;

          (i) by IDT, if any of the following shall occur:

              (i) The Company shall have failed to include in the Proxy Statement and Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of the Company shall have amended or modified in a manner adverse to IDT such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement;

              (ii) the Board of Directors of the Company shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the Merger;

              (iii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer; or

              (iv) an Acquisition Proposal (other than a tender or exchange offer relating to the securities of the Company) is publicly announced, and, upon IDT's request, the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such request; or

          (j) by either IDT or the Company, in the event of a tender or an exchange offer relating to the securities of the Company which is accepted by more than fifty percent (50%) of the outstanding shares of the Company Common Stock.

     10.2  Termination Procedures.
           ----------------------

           If IDT wishes to terminate this Agreement pursuant to Section 10.1,
                                                                 ------------
IDT shall deliver to the Company a written notice stating that IDT is terminating this Agreement and setting forth a brief description of the basis on which IDT is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1, the Company shall deliver to IDT a
                           ------------
written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     10.3  Effect of Termination.
           ---------------------

           If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:
--------  -------

          (a) the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Sections 8.8 and 8.10
                                                        ---------------------
and Article 11;
--------------

           (b) if this Agreement is terminated by IDT or the Company pursuant to Section 10.1(j), or by IDT pursuant to Section 10.1(b)(i), (h) or (i), then
   ---------------                        ------------------------------
the Company shall pay to IDT, in cash, a non-refundable fee in the amount of $1,500,000 (the "Termination Fee"). If this Agreement is terminated by IDT or
                 ---------------
the Company pursuant to Section 10.1(g), and on the date of the Company Shareholders' Meeting the Meeting Date Stock Price shall have been greater than or equal to $4.00 per share (as appropriately adjusted for any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction), then the Company shall pay to IDT, in cash, a non-refundable fee in the amount of $500,000 (the "Expense Reimbursement"). In the case of
                                ---------------------
termination of this

Agreement by the Company pursuant to Section 10.1(g) or (j), the Termination
                                     ----------------------
Fee or Expense Reimbursement, as applicable, shall be paid by the Company prior to or contemporaneous with notice of such termination being provided to IDT and as a condition to the Company's right to terminate under such provisions, and in the case of termination of this Agreement by IDT pursuant to Section 10.1(b)(i), (g), (h), (i) or (j), the Termination Fee or Expense
   ----------------------------------------
Reimbursement, as applicable, shall be paid by the Company within three (3) business days after such notice of such termination;

          (c) the parties shall, in all events, remain bound by the terms and provisions of the Nondisclosure Agreement;

          (d) there shall be no liability under this Agreement on the part of IDT, Merger Sub or the Company or any of their respective officers and directors, and all rights and obligations of any party hereto shall cease (other than pursuant to Section 10.3(b)); provided, however, that, except as
                        ---------------
contemplated by Section 10.4 below, nothing herein shall relieve any party
                ------------
from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

          (e) notwithstanding the above, both IDT and the Company shall be entitled to announce the termination of this Agreement; and

          (f) in the event the Company is not obligated to pay the Termination Fee, IDT shall reimburse the Company for one-half of the expenses the Company has incurred through the date of termination pursuant to Section
                                                                     -------
6.2(y).
------

     10.4  Exclusivity of Termination Rights.
           ---------------------------------

           The termination rights and obligations provided in this Article 10
                                                                   ----------
shall be deemed to be exclusive. Consistent with the foregoing, the payment of any Termination Fee or the Expense Reimbursement under Section 10.3(b) above
                                                       ---------------
by the Company shall constitute the sole and exclusive remedy of IDT for termination of this Agreement in the circumstances contemplated by such
Section 10.3(b), and, upon receipt of such Termination Fee or Expense
---------------
Reimbursement, IDT shall have no further recourse in law or equity against the Company as a result of this Agreement or any breach hereof.

                                 ARTICLE 11
                                 ----------
                          MISCELLANEOUS PROVISIONS
                          ------------------------

     11.1  Further Assurances.
           ------------------

           Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     11.2  Fees and Expenses.
           -----------------

           (a) Subject to the provisions of Article 3, the Company shall bear
                                            ---------
and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of the Company. (b) Subject to the provisions of Article 3, IDT shall bear and pay all fees, costs and expenses
              ---------
that have been incurred or that are in the future incurred by or on behalf of IDT.

     11.3  Attorneys' Fees.
           ---------------

           If any legal action or other legal proceeding relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any party hereto, each party shall bear its own attorneys' fees, costs and disbursements.

     11.4  Notices.
           -------

           Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company:

          Quality Semiconductor, Inc.
          851 Martin Avenue
          Santa Clara, CA 95050
          Attention:  Paul Gupta
          Facsimile: (408) 450-4909

     with a copy to:

          Venture Law Group
          2800 Sand Hill Road
          Menlo Park, CA  94025
          Attention:  Steven J. Tonsfeldt, Esq.
          Facsimile: (650) 233-8386
     if to IDT or Merger Sub:

          INTEGRATED DEVICE TECHNOLOGY, Inc.
          2975 Stender Way
          Santa Clara, CA  95054
          Attention: Jack Menache, Esq.
          Facsimile: (408) 492-8454
          Attention: Brian Boisseree
          Facsimile: (408) 654-6742

     with a copy to:

          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, CA  94306
          Attention:  Dennis R. DeBroeck, Esq.
          Facsimile:  (650) 494-1417

     11.5  Time of the Essence.
           -------------------

           Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

     11.6  Headings.
           --------

           The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.7  Counterparts.
           ------------

           This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.8  Governing Law; Venue.
           --------------------

           (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

           (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Santa Clara County, California. Each party to this Agreement:

               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Santa Clara County, California (including each appellate court located in the State of California) in connection with any such legal proceeding;

               (ii) agrees that each state and federal court located in Santa Clara County, California shall be deemed to be a convenient forum; and

               (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (c) The parties agree that if any Proceeding is commenced against the Company, IDT or Merger Sub or any of their respective Representatives by any Person in or before any court or other tribunal anywhere in the world, then such party may proceed against the applicable party in such court or tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any matters alleged therein or any of the circumstances giving rise thereto.

          (d) Nothing contained in Section 11.8(b) or (c) shall be deemed to
                                   ---------------    ---
limit or otherwise affect the right of any party hereto to commence any legal proceeding or otherwise proceed against any other party hereto in any other forum or jurisdiction.

          (e) Each of the parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

     11.9  Successors and Assigns.
           ----------------------

           This Agreement shall be binding upon the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the Company, Merger Sub, IDT, and the respective successors and assigns (if any) of the foregoing.

     11.10  Remedies Cumulative; Specific Performance.
            -----------------------------------------

            Except as otherwise provided herein, and not in limitation of any remedies available under applicable law, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties agrees that:

            (a) in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party or parties shall be entitled (in addition to any other remedy that may be available to it under the Agreement) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

          (b) neither IDT, on the one hand, nor the Company, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     11.11  Waiver.
            ------

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.12  Amendments.
            ----------

            This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of IDT and the Company.

     11.13  Severability.
            ------------

            In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. The parties agree to replace such invalid, unlawful, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business or other purpose of the unenforceable provision.

     11.14  Parties in Interest.
            -------------------

            Except as otherwise expressly stated, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     11.15  Entire Agreement.
            ----------------

            The Transactional Agreements (including Schedules and Exhibits thereto), together with the Non-Disclosure Agreement, set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

     11.16  No Survival.
            ------------

            The representations and warranties contained herein shall terminate and be of no further force and effect from and after the Closing. Notwithstanding anything herein to the contrary, the agreements contained in
Article 2, Article 3, Sections 8.8, and 8.9(a) and Article 11 shall survive
---------  ---------  ------------      ------     ----------
the Effective Time.

     11.17  Investigation.
            -------------

            The respective representations and warranties of the parties hereto contained herein or in the certificates or other reports delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     11.18  Construction.
            ------------

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

     IN WITNESS WHEREOF, each of IDT, Merger Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                              INTEGRATED DEVICE TECHNOLOGY, INC.



                              By:
                                  ----------------------------------
                                  Name:
                                  Title:


                              PENGUIN ACQUISITION, INC.



                              By:
                                  ----------------------------------
                                  Name:
                                  Title:


                              QUALITY SEMICONDUCTOR, INC.



                              By:
                                  ----------------------------------
                                  Name:
                                  Title:

                               INDEX OF EXHIBITS



     Exhibits:
     --------

     A.    Certain Definitions

     B.    Financial Statements

     C.    Form of Proprietary Information & Inventions Agreement

     D-1.  Form of Company Affiliate Agreement

     D-2.  Form of IDT Affiliate Agreement

     E-1.  Opinion of Counsel to the Company

     E-2.  Opinion of Counsel to IDT

     F.    Form of Fenwick & West LLP Tax Opinion

     G.    Form of IDT Tax Representation Letter

     H.    Form of Company Tax Representation Letter

     I.    Form of Venture Law Group Tax Opinion

                                   EXHIBIT A

                              CERTAIN DEFINITIONS


For purposes of the Agreement (including this Exhibit A):
                                              ---------

     ACCOUNTING COMFORT LETTER. "Accounting Comfort Letter" shall have the meaning specified in Section 6.8 of the Agreement.
                     -----------

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall have the meaning specified in Section 6.5(a) of the Agreement.
             --------------

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule and all
           ---------
Exhibits), as it may be amended from time to time.

     AGREEMENT OF MERGER. "Agreement of Merger" shall have the meaning specified in Section 1.2 of the Agreement.
             -----------

     BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person under the agreement or arrangement in question or under this Agreement, the other Transactional Agreements and the Transactions.

     BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     CERTIFICATE.  "Certificate" shall have the meaning specified in Section
                                                                     -------
3.1(a) of the Agreement.
------

     CGCL.  "CGCL" shall have the meaning specified in Section 1.1 of the
                                                       -----------
Agreement.

     CLOSING.  "Closing" shall have the meaning specified in Section 3.7 of the
                                                             -----------
Agreement.

     CLOSING DATE.  "Closing Date" shall have the meaning specified in Section
                                                                       -------
3.7 of the Agreement.
---

     COBRA.  "COBRA" shall have the meaning specified in Section 4.15(f) of the
                                                         ---------------
Agreement.

     CODE. "Code" shall have the meaning specified in the Recitals of the Agreement.

     COMPANY. The "Company" shall have the meaning specified in the first paragraph of the Agreement and shall include, unless the context clearly indicates otherwise, all subsidiaries of the Company.

     COMPANY AFFILIATE.  "Company Affiliate" shall have the meaning specified in
Section 6.9(a) of the Agreement.
--------------

     COMPANY AFFILIATE AGREEMENT. "Company Affiliate Agreement" shall have the meaning specified in Section 6.9(a) of the Agreement.
                     --------------

     COMPANY AUDITORS.  "Company Auditors" shall have the meaning specified in
Section 6.10 of the Agreement.
------------

     COMPANY BENEFIT ARRANGEMENTS. "Company Benefit Arrangements" shall have the meaning specified in Section 4.15(d) of the Agreement.
                         ---------------

     COMPANY CLOSING CERTIFICATE. "Company Closing Certificate" shall have the meaning specified in Section 9.2 of the Agreement.
                     -----------

     COMPANY COMMON STOCK. "Company Common Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.
             --------------

     COMPANY CONTRACT.  "Company Contract" shall mean any Contract:

          (a)  to which the Company is a party;

          (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

          (c) under which the Company has or may acquire any right or interest.

     COMPANY OPTIONS.  "Company Options" shall have the meaning specified in
Section 4.3 of the Agreement.
-----------

     COMPANY SEC FILINGS. "Company SEC Filings" shall have the meaning specified in Section 4.4(a) of the Agreement.
             --------------

     COMPANY SHAREHOLDERS' MEETING. "Company Shareholders' Meeting" shall have the meaning specified in Section 8.2 of the Agreement.
                         -----------

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

     DAMAGES. "Damages" shall mean the amount of any loss, damage, injury, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge or cost (including any cost of investigation).

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall have the meaning specified in Section 4 of the Agreement.
             ---------

     DISCLOSURE SCHEDULE UPDATE. "Disclosure Schedule Update" shall have the meaning specified in Section 6.4(b) of the Agreement.
                     --------------

     DISSENTING SHARES.  "Dissenting Shares" shall have the meaning specified in
Section 3.9 of the Agreement.
-----------

     EFFECTIVE TIME.  "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.
-----------

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

     EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     EXCHANGE AGENT.  "Exchange Agent" shall have the meaning specified in
Section 3.3(a) of the Agreement.
--------------

     EXCHANGE RATIO.  "Exchange Ratio" shall have the meaning specified in
Section 3.1 of the Agreement.
-----------

     EXPENSE REIMBURSEMENT. "Expense Reimbursement" shall have the meaning specified in Section 10.3 of the Agreement.
             ------------

     FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 4.4 of the Agreement.
             -----------

     GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY.  "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (d) multinational organization or body; or

          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     HAZARDOUS MATERIAL. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. (S)(S) 2011 et seq.
                                          -- ---

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

     IDT. "IDT" shall have the meaning specified in the first paragraph of the Agreement.

     IDT AFFILIATE AGREEMENT. "IDT Affiliate Agreement" shall have the meaning specified in Section 7.7 of the Agreement.
             -----------

     IDT CLOSING CERTIFICATE. "IDT Closing Certificate" shall have the meaning specified in Section 9.3 of the Agreement.
             -----------

     IDT COMMON STOCK.  "IDT Common Stock" shall have the meaning specified in
Section 3.1 of the Agreement.
-----------

     IDT LIAISON.  "IDT Liaison" shall have the meaning specified in Section
                                                                     -------
6.1(c) of the Agreement.
------

     IDT SEC FILINGS.  "IDT SEC Filings" shall have the meaning specified in
Section 5.5 of the Agreement.
-----------

     INTERIM FINANCIAL STATEMENTS. "Interim Financial Statements" shall have the meaning specified in Section 6.16 of the Agreement.
                         ------------

     INTERIM REVIEW.  "Interim Review" shall have the meaning specified in
Section 6.16 of the Agreement.
------------

     KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director or officer of such corporation has or had Knowledge of such fact or matter.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, where applicable, shall include any rule or requirement of the Nasdaq National Market.

     LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, condition, assets, liabilities, operations, financial performance or results of a party to this Agreement and its subsidiaries, taken as a whole; provided, however, that: (i) any occurrences directly attributable to conditions affecting the economy in general or such party's industry in general and not specifically relating to such party or its subsidiaries shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to such party (unless such conditions adversely affect the party in a materially disproportionate manner); (ii) the delay or cancellation of orders for the party's products from customers or distributors (or other resellers) directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party; (iii) a decrease in a party's sales revenue as compared to prior periods or as compared to management's financial forecasts for the period following the execution of this Agreement directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party; (iv) the loss of one or more of a party's or its subsidiaries' employees (including sales representatives) directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party; and (v) the lack of or delay in availability of components or raw materials from the party's or its subsidiaries' suppliers directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party.

     MEETING DATE STOCK PRICE. "Meeting Date Stock Price" shall mean the average per share closing sales price of IDT Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending on, and including, the trading day immediately prior to the date of the Company Shareholders' Meeting.

     MERGER.  "Merger" shall have the meaning specified in Section 1.1 of the
                                                           -----------
Agreement.

     MERGER SUB. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

     NONDISCLOSURE AGREEMENT. "Nondisclosure Agreement" shall have the meaning specified in Section 6.5(c) of the Agreement.
             --------------

     ORDER.  "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is recurring in nature, consistent with the Company's past practices and taken in the ordinary course of the Company's normal day to day operations;

          (b) such action is taken in accordance with such party's customary business practices;

          (c) such action is not required to be authorized by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors and does not require any other separate or special authorization of any nature; and

          (d) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to Company's business.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

     PREMISES.  "Premises" shall have the meaning specified in Section 4.6(d) of
                                                               --------------
the Agreement.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

     PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. "Proprietary Information and Inventions Agreement" shall mean an agreement substantially in the form of

Exhibit C to the Agreement.
---------

     PROXY STATEMENT AND PROSPECTUS. "Proxy Statement and Prospectus" shall have the meaning specified in Section 8.1(a) of the Agreement.
                              --------------

     REGISTRATION STATEMENT. "Registration Statement" shall have the meaning specified in Section 8.1 of the Agreement.
             -----------

     RELATED PARTY.  Each of the following shall be deemed to be a "Related
Party":

          (a) each individual who is, or who has at any time been, an officer of the Company;

          (b) each member of the family of each of the individuals referred to in clause "(a)" above;

          (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors, investment bankers and representatives of such party, including, without limitation, in the case of Company, all subsidiaries of Company and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Company.

     REQUISITE REGULATORY APPROVALS. "Requisite Regulatory Approvals" shall have the meaning specified in Section 9.1 of the Agreement.
                              -----------

     RIGHTS.  "Rights" shall have the meaning specified in Section 3.1 of the
                                                           -----------
Agreement.

     RIGHTS AGREEMENT.  "Rights Agreement" shall have the meaning specified in

Section 3.1 of the Agreement.
-----------

     SEC. "SEC" shall have mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SHAREHOLDER. "Shareholder" shall mean a holder of shares of the Company's capital stock.

     SPEL.  "SPEL" shall have the meaning specified in Section 4.6 of the
                                                       -----------
Agreement.

     SPEL AGREEMENT.  "SPEL Agreement" shall have the meaning specified in
Section 4.10 of the Agreement.
------------

     SUPERIOR PROPOSAL.  "Superior Proposal" shall have the meaning specified in
Section 6.5(b) of the Agreement.
------- ------

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.
             -----------

     TAKEOVER STATUTE. "Takeover Statute" shall mean any fair price, moratorium, control share acquisition or other similar anti-takeover statute.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TRANSACTIONAL AGREEMENTS.  "Transactional Agreements" shall mean:

            (a)  the Agreement;

            (b) the Company Affiliate Agreements and the IDT Affiliate Agreements; and

            (c)  the Agreement of Merger.

     TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, IDT, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

     UNAUDITED BALANCE SHEET. "Unaudited Balance Sheet" shall have the meaning specified in Section 4.4 of the Agreement.
             -----------

           Pages regarding the following exhibits omitted.

     Exhibit B.      Financial Statements

     Exhibit C.      Form of Proprietary Information & Inventions Agreement

     Exhibit D-1.    Form of Company Affiliate Agreement

     Exhibit D-2.    Form of IDT Affiliate Agreement

     Exhibit E-1.    Opinion of Counsel to the Company

     Exhibit E-2.    Opinion of Counsel to IDT

     Exhibit F.      Form of Fenwick & West LLP Tax Opinion

     Exhibit G.      Form of IDT Tax Representation Letter

     Exhibit H.      Form of Company Tax Representation Letter

     Exhibit I.      Form of Venture Group Tax Opinion



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